Exhibit 2.1

Execution Version

Purchase Agreement

by and among

Dainese S.p.A.

Dainese USA, Inc.

Black Diamond, Inc.

and

Ember Scandinavia AB

October 7, 2015

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4.4	Consents, Approvals, Etc.	26
4.5	Litigation and Governmental Orders	26
4.6	Adequate Funds	26
4.7	Due Diligence Investigation; Acquisition “AS IS”	26
4.8	Brokers	27
4.9	Solvency	27
4.10	Acquisition for Investment	27

Article 5 Covenants of the Parties		28

5.1	Further Action	28
5.2	Confidentiality Agreement	28
5.3	Indemnification; Directors’ and Officers’ Insurance	28
5.4	Employee Benefit Matters	30
5.5	Books and Records	31
5.6	Expenses	31
5.7	Non-Solicitation	32

Article 6 Tax Matters		32

6.1	Tax Returns	32
6.2	Transfer Taxes	34
6.3	Contest Provisions	34
6.4	Purchaser’s Claiming, Receiving or Using of Refunds and Overpayments	35
6.5	Assistance and Cooperation	36
6.6	Maintenance of Books and Records	36
6.7	Tax Indemnity	37
6.8	Adjustment to Purchase Price	37
6.9	Coordination with Article 7	37

Article 7 Indemnification		38

7.1	Survival	38
7.2	Acknowledgment	38
7.3	Indemnification by Sellers	39
7.4	Indemnification by Purchaser	39
7.5	Limitations on Indemnification	40
7.6	Adjustments to Losses	42
7.7	Third-Party Claim Indemnification Procedures	42
7.8	Direct Claim Indemnification Procedures	44
7.9	Characterization Of Indemnity Payments	44

Article 8 Miscellaneous		44

8.1	Costs and Attorneys’ Fees	44
8.2	Notices	44
8.3	Public Announcements	46
8.4	Interpretation; Rules of Construction	46

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8.5	Severability	46
8.6	Entire Agreement	47
8.7	Assignment; Assumption of Obligations by Successors	47
8.8	No Third-Party Beneficiaries	47
8.9	Waivers and Amendments	47
8.10	Equitable Remedies	48
8.11	Governing Law; Consent to Jurisdiction	48
8.12	Waiver of Jury Trial	49
8.13	Exclusivity of Representations and Warranties; Disclaimers	49
8.14	Counterparts	49

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Exhibits

Exhibit A	Form of Transition Services Agreement

Schedules

Schedule A	Calculation of Estimated Net Working Capital Amount and Net Debt
Schedule B	Estimated Closing Statement
Schedule 2.1	Transferred Interests Allocation
Schedule 2.2	Purchase Price Allocation
Schedule 2.4(a)(i)(ii)	Form of Power of Attorney
Schedule 3.3(c)	Other Agreements Regarding Transferred Interests
Schedule 3.4(a)	Companies’ Subsidiaries
Schedule 3.5	Conflicts
Schedule 3.6	Consents, Approvals, Etc.
Schedule 3.7(i)	Financial Statements
Schedule 3.7(ii)	Exceptions to GAAP
Schedule 3.8	Absence of Certain Changes
Schedule 3.9(b)	Tax Audits, Examinations or Proceedings
Schedule 3.9(e)	Material Taxes of Any Other Person
Schedule 3.10	Litigation and Governmental Orders
Schedule 3.11	Compliance with Laws
Schedule 3.13(a)(i)	Registered Intellectual Property
Schedule 3.13(a)(ii)	Owned Intellectual Property
Schedule 3.13(a)(iii)	Scope of Intellectual Property Rights
Schedule 3.14(a)	Company Benefit Plans
Schedule 3.14(b)	Acceleration of Benefits or Payments Upon Change of Control
Schedule 3.14(f)	Vesting Payments
Schedule 3.15	Labor Matters
Schedule 3.16	Insurance
Schedule 3.18	Customers and Suppliers
Schedule 3.21	Transactions with Certain Persons
Schedule 5.3(a)	Directors’ and Officers’ Indemnification
Schedule 5.3(b)	Directors’ and Officers’ Liability Insurance Policy

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Purchase Agreement

This Purchase Agreement (this “Agreement”) is made and entered into as of October 7, 2015, by and among Dainese S.p.A., a joint stock company incorporated under the laws of Italy (“Dainese Italy”), Dainese USA, Inc., a Delaware corporation (“Dainese USA” and together with Dainese Italy, each a “Purchaser” and collectively, the “Purchasers”), Black Diamond, Inc., a Delaware corporation (“Black Diamond”), and Ember Scandinavia AB, a company duly organized and registered under the laws of Sweden with corporate registration number 556891-5580 (“Ember” and together with Black Diamond, each a “Seller” and collectively, the “Sellers”).

Recitals

WHEREAS, Ember owns all of the issued and outstanding equity interests of POC Sweden AB, a company duly organized and registered under the laws of Sweden with corporate registration number 556665-5352 (“POC Sweden”), and Black Diamond owns all of the issued and outstanding membership interests of POC USA, LLC, a Delaware limited liability company (“POC USA”, and together with POC Sweden, each a “Company” and collectively, the “Companies”; and such equity and membership interests the “Transferred Interests”);

WHEREAS, the Companies are engaged in the business of designing, manufacturing, marketing, distributing and selling advanced-design helmets, body armor, goggles, eyewear, gloves, and apparel for action or “gravity sports,” such as skiing, snowboarding, and cycling; and

WHEREAS, Sellers desire to sell, and Purchasers desire to purchase, all of each Seller’s right, title and interest in and to the Transferred Interests on the terms and conditions contained herein (the “Interests Purchase”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement hereby agree as follows:

Article 1

Certain Definitions

1.1          Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Firm” shall mean Deloitte & Touche LLP or another independent accounting firm chosen jointly by the Purchasers and the Sellers.

“Action” means any claim, action, suit, proceeding, dispute, arbitration, mediation, audit or other investigation as to which written notice has been provided to the applicable party.

“Affiliate” means, with respect to any specified Person, any other Person that, either directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. The term “control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and “controlled” has the correlative meaning.

“Business” means the business and operations of the Companies and the Companies’ Subsidiaries, as conducted as of the Closing Date by the Companies and the Companies’ Subsidiaries.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York or Stockholm, Sweden.

“Business Financial Statement” means the consolidated accounts of the Companies and the Companies’ Subsidiaries, including balance sheets and profit and loss statements for the two financial years ended December 31, 2014 and the six months period ended June 30, 2015.

“Charter Documents” means the articles or certificate of incorporation, formation or organization, memorandum of association and bylaws, constitution, operating agreement, partnership agreement or other organizational document of any Person other than an individual, each as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Employee” means each employee of any Company or any Company Subsidiary.

“Confidentiality Agreement” means the confidentiality agreement between Black Diamond and Dainese S.p.A., dated as of March 2015.

“Consolidated Group Tax Liabilities” means Tax Liabilities of an affiliated group filing a U.S. consolidated federal income Tax Return.

“Contract” means any written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, binding commitment or other written arrangement, but excludes any Company Benefit Plan and any purchase order.

“Credit Facility” means the Seasonal Credit Facility dated January 30, 2015 between Nordea Bank AB and POC Sweden AB, as borrower, as amended from time to time.

“Encumbrance” means any security interest, pledge, mortgage, lien, hypothecation or charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title, deed of trust, option, preemptive right, easement, servitude or other encumbrance or transfer restriction of any kind or character.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Survival Date” means the ninetieth (90th) calendar day after the expiration of the applicable statute of limitations (including any extensions thereof).

“GAAP” means generally accepted accounting principles in the United States.

“General Survival Date” means the date that is twelve months from the Closing Date.

“Governmental Authority” means any (i) governmental or quasi-governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, whether Swedish, United States, foreign, international or multinational, federal, state, county, or local, and (ii) body exercising or entitled to exercise, any administrative, executive, judicial, arbitral, legislative, police, regulatory or taxing authority or power; or (iii) official of any of the foregoing.

“Governmental Order” means any order, judgment, injunction, decree, stipulation, ruling, writ, court decision, pronouncement, award or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, any amount owed for (i) borrowed money, (ii) capitalized lease obligations and (iii) obligations under interest rate agreements and currency agreements; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any intercompany indebtedness between any Company and any Company Subsidiary or between the Companies’ Subsidiaries or any accounts payable incurred in the ordinary course of business.

“Intellectual Property” means (i) all inventions, processes, designs, design rights and all improvements thereto (in each case, whether or not patentable or reduced to practice), and all patents, patent applications, patent disclosures and related extensions, continuations, continuations-in-part, divisions, reissues and reexaminations and foreign counterparts, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names, internet URLs and corporate names, and all applications, registrations and renewals in connection therewith, together with the goodwill associated with any of the foregoing, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets, know-how and confidential or proprietary business information and (v) all other registered or unregistered intellectual property assets, existing or recognized anywhere in the world.

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“Intellectual Property Rights” means the entire right, title, and interest in and to all proprietary and similar rights of every kind and nature however denominated, throughout the world and in any jurisdiction, of or related to, including all rights and interests pertaining to or deriving from Intellectual Property.

“Interim Business Financial Statement” means the consolidated accounts of the Companies and the Companies’ Subsidiaries, including balance sheets and profit and loss statements for the six month period ended June 30, 2015.

“Knowledge of Sellers” and any other phrases of similar import means, with respect to any matter in question relating to Sellers, any Company or any Company Subsidiary, if one or more of Peter Metcalf, Aaron Kuehne, Stefan Ytterborn, Amanda Evans, Hans Schlick or Mark Ritchie have actual knowledge of such matter without obligation of inquiry.

“Law” means any Swedish, United States, federal, state, county, or local statute, law, ordinance, regulation, rule, code, order or rule of common law, Governmental Order, and similar requirements enacted, adopted, promulgated or applied by any Governmental Authorities.

“Leases” means all leases, subleases and licenses, including all amendments, extensions, renewals and guaranties with respect thereto, pursuant to which any Company or any Company Subsidiary holds any leased real property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Company or any Company Subsidiary thereunder.

“Liability” or “Liabilities” means any debt or indebtedness, liability, claim, loss, expense, commitment, guaranty, endorsement, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, asserted or unasserted, direct or indirect, incurred or consequential, determined, determinable, absolute, contingent or otherwise and whether or not required under GAAP to be accrued on any Person’s financial statements.

“Loss” means any Liability, charge, Action, assessed interest, penalty, Tax, fee, obligation of any kind or nature (whether accrued or fixed, or absolute or contingent), loss, damage, claim, cost or expense, including court costs and reasonable attorneys’ fees and expenses and disbursements, whether or not involving a third party claim.

“Material Adverse Effect” means any event, occurrence, condition, circumstance, change or effect that is or could reasonably be expected to be materially adverse to the operations, business, financial condition, assets or liabilities or results of operations of the Companies and the Companies’ Subsidiaries, taken as a whole, or that materially impairs the ability of Sellers to timely perform their obligations under and consummate the transactions contemplated by this Agreement, except for any such events, occurrences, conditions, circumstances, changes or effects to the extent resulting, directly or indirectly, from (i) the public announcement of, or performance of the transactions contemplated by or pursuant to, this Agreement (including any action or inaction by any Company’s customers, suppliers, employees or competitors), (ii) changes in GAAP or any applicable Law, (iii) changes in the industry in which the Companies and the Companies’ Subsidiaries operate and not specifically related to or disproportionately impacting the Companies or the Companies’ Subsidiaries, (iv) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity, (v) changes in general economic conditions or the financial or securities markets generally; provided, however, that any event, occurrence, condition, circumstance, change or effect referred to in clauses (ii) though (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that it has a disproportionate effect on the Companies or the Companies’ Subsidiaries compared to other companies operating in the same industries, or (vi) any adverse change or effect that is cured by Sellers prior to the Closing.

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“Most Recent Business Financials Date” means December 31, 2014.

“Net Working Capital Amount” has the meaning set forth on Schedule A.

“Permitted Encumbrances” means (i) all statutory or other liens for Taxes which are not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) all landlords’, workmens’, repairmens’, warehousemens’ and carriers’ liens and other similar statutory liens imposed by Law, incurred in the ordinary course of business for amounts which are not delinquent and for which appropriate reserves have been established in accordance with GAAP; (iii) all Leases or service contracts to which any Company or any of its Subsidiaries is a party (including the Companies and the Companies’ Subsidiaries); and (iv) Encumbrances identified on title policies or preliminary title reports or other documents or writings included in the public records; and all other liens and mortgages, covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which were incurred in the ordinary course of business consistent with past practice and not in connection with the incurrence of any Indebtedness and which do not, individually or in the aggregate, interfere with the conduct of the Business or otherwise materially detract from the value of, materially interfere with, or otherwise adversely affect the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Person” means any individual, corporation (including any not-for-profit corporation), partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity, Governmental Authority, or any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Purchasers’ Knowledge” and any other phrases of similar import means, with respect to any matter in question relating to Purchaser, if one or both of Hazem Ben-Gacem, Gilbert Kamieniecky, Nicola Ferraris, Roland Pezzuto or David Huss have actual knowledge of such matter without obligation of inquiry.

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“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities, or other interests of which or other legal or contractual rights having by their terms the power to elect a majority of the Board of Directors and/or Board of Managers, as applicable, or others performing similar functions with respect to such corporation or other organization or (iii) which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Net Working Capital” means $14,300,000.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including any federal, state, local, foreign and other income, franchise, profits, gross receipts, stamp, license, payroll, employment, excise, occupation, severance, windfall profits, environmental, customs duties, capital gains, capital stock, franchise, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) or a corresponding reduction of tax loss carry forwards of the Companies or the Companies’ Subsidiaries, deficiency assessments, including any interest, penalty or addition thereto, and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any Person or other entity.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including attachments thereto and amendments thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax (foreign or domestic).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, between Dainese USA, on the one hand, and Black Diamond, on the other hand, substantially in the form attached hereto as Exhibit A.

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1.2           Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite such term below:

Term	Section
Agreement	Preamble
Black Diamond	Preamble
Cap	7.5(a)(i)
Claim Notice	7.7(a)
Closing	2.3
Closing Date	2.3
Closing Indebtedness	2.5(b)
Closing Cash	2.5(b)
Closing Statement	2.5(b)
Company or Companies	Recitals
Company Benefit Plan	3.14(a)
Company Indemnified Parties	5.3(a)
Company Subsidiary	3.4(a)
Companies’ Subsidiaries	3.4(a)
Company Subsidiary Equity Interests	3.4(a)
D&O Released Parties	5.3(c)(i)
Direct Claim	7.8
Deductible Amount	7.5(a)(i)
Effective Time	2.3
Ember	Preamble
Estimated Closing Indebtedness	2.5(a)
Estimated Closing Cash	2.5(a)
Estimated Closing Net Debt	2.5(a)(ii)
Estimated Closing Net Debt Deficiency Amount	2.5(a)(ii)
Estimated Closing Net Debt Excess Amount	2.5(a)(ii)
Estimated Closing Statement	2.5(a)
Estimated Net Working Capital Amount	2.5(a)(ii)
Estimated Net Working Capital Deficiency Amount	2.5(b)(i)
Estimated Net Working Capital Excess Amount	2.5(b)
Fundamental Representations	7.1
Indemnified Party	7.5(b)
Indemnifying Party	7.7(a)
Interests Purchase	Recitals
Owned Intellectual Property	3.13(a)
Net Working Capital Amount	2.5(c)
Non-Registered Intellectual Property	3.13(b)
Notice of Objection	2.5(d)(i)
POC Sweden	Recitals
POC USA	Recitals

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Term	Section
Projections	7.2(b)
Purchase Price	2.2
Purchaser or Purchasers	Preamble
Purchasers D&O Released Parties	5.3(c)
Purchasers Indemnified Parties	7.3
Registered Intellectual Property	3.13(a)
Releasing Parties	5.3(c)(i)
Restricted Period	5.7(a)
Restricted Buyer Parties	5.7(b)
Restricted Sellers Parties	5.7(a)
Securities Act	3.3(c)
Seller or Sellers	Preamble
Sellers Disclosure Schedule	Article 3
Sellers Indemnified Parties	7.4
Sellers Releasing Parties	5.3(c)(ii)
Solvent	4.9
Straddle Period	6.1(a)
Survival Date	7.1
Tax Proceeding	6.3
Tax Representations Survival Date	7.1
Third-Party Claim	7.7(a)
Trade Secrets	3.13(c)
Transaction Documents	7.3(a)
Transfer Taxes	6.2
Transferred Interests	Recitals

Article 2

Purchase and Sale

2.1           Purchase and Sale of Transferred Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Sellers shall sell, transfer, convey, assign and deliver to Purchasers, and Purchasers shall purchase, acquire and accept from Sellers, all of each Seller’s right, title and interest in and to the Transferred Interests free and clear of all Encumbrances, as set forth in Schedule 2.1.

2.2           Purchase Price. The aggregate purchase price for the Transferred Interests shall be equal to $65,000,000 (the “Purchase Price”). The Purchase Price shall be subject to adjustment on the Closing Date based on the Estimated Closing Statement and after Closing as described in Section 2.5. On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, the Purchase Price, as adjusted as of Closing will be paid to Sellers by wire transfer of immediately available funds to such bank account(s) designated by Sellers. The Purchase Price shall be allocated to each Seller and paid by each Purchaser as set forth on Schedule 2.2.

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2.3          Closing. The closing of the Interests Purchase (the “Closing”) will take place on the date hereof (such date being the “Closing Date”). The Closing will be deemed to be effective at 10:00 a.m. (Eastern Time) on the Closing Date, such time being the “Effective Time,” unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Kane Kessler, P.C., at 1350 Avenue of the Americas, 26th Floor, New York, New York, unless another place is agreed to in writing by the parties hereto.

2.4          Closing Deliveries. At the Closing:

(a)          Delivery by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Purchasers the following:

(i)          Transferred Interests. Sellers shall deliver, or cause to be delivered, to Purchasers duly executed interest transfer forms evidencing the Transferred Interests in favor of Purchasers and membership interest powers duly executed by the Sellers evidencing the transfer of such Transferred Interests by the Sellers to the Purchasers, all in accordance with Schedule 2.1. Ember shall procure that the board of directors of POC Sweden (x) enters Dainese Italy as owner of the equity interests (shares) of POC Sweden in the share register of POC Sweden and that it delivers the updated share register to Purchasers and (y) executes the general power of attorney substantially in the form set out in Schedule 2.4(a)(i)(y) and that it delivers the executed general power of attorney to Purchasers.

(ii)         Certificates. Purchasers shall have received certificates dated as of the Closing Date executed by an officer or member of the board of directors of each Seller certifying (x) the Charter Documents of such Seller; (y) resolutions duly adopted by the Board of Directors of such Seller approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect; and (z) as to the incumbency of each signatory of such Person to this Agreement;

(iii)        Resignations of Directors. The persons holding the positions of a director (or comparable position) of the Companies and the Companies’ Subsidiaries, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time (and otherwise in form and substance satisfactory to Purchasers, including in respect of the release of any Company and Company Subsidiary from any and all Actions that such persons now have or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against any Company and Company Subsidiary, from the beginning of time through the Closing Date, except to the extent of any indemnification or other rights or protections applicable to any such persons under any director or officer insurance policy maintained by the Companies or the Companies’ Subsidiaries, or except for Actions pursuant to Sections 5.3 and 5.4 of this Agreement), and copies of such resignations shall have been delivered to Purchasers as of the Closing;

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(iv)        Transition Services Agreement. Purchasers shall have received from Black Diamond the Transition Services Agreement dated as of the Closing Date and duly executed by Black Diamond; and

(v)         Books and records. Purchasers shall have received from Sellers the original statutory books, records and registers (except for organizational documents other than (x) the certificate of formation and the Limited Liability Company Agreement of POC USA, LLC set out in Schedule 3.3(c) and (y) the original updated share register to POC Sweden set forth in Section 2.4(a)(i)) of each the Companies and the Companies’ Subsidiaries.

(vi)        Receipt. Purchasers shall have received from Sellers, upon receipt of the Purchase Price paid by Buyer pursuant to Section 2.4(b)(i), a receipt for the Purchase Price.

(b)          Delivery by the Purchasers. At the Closing, Purchasers shall deliver or cause to be delivered to Sellers the following:

(i)          Purchase Price. Purchasers shall pay the Purchase Price, as adjusted pursuant to Section 2.5(a), in cash by wire transfer of immediately available funds to such bank account(s) as Sellers shall have designated in writing;

(ii)         Certificates. Sellers shall have received a certificate dated as of the Closing Date executed by an officer of Purchasers certifying (x) the Charter Documents of Purchasers; (y) resolutions duly adopted by the Board of Directors of Purchasers approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect; and (z) as to the incumbency of each signatory of such Person to this Agreement; and

(iii)        Transition Services Agreement. Sellers shall have received from Purchasers the Transition Services Agreement dated as of the Closing Date and duly executed by Purchasers.

(c)          Deliveries by Sellers and Purchasers. Sellers and Dainese Italy shall procure that POC Sweden holds an extraordinary general meeting of the shareholders at which it shall, amongst other things, acknowledge the resignation of directors who have resigned according to Section 2.4(a)(iii).

2.5          Purchase Price Adjustment Respecting Net Working Capital and Net Debt.

(a)          On the date hereof Sellers have prepared in good faith a written statement (the “Estimated Closing Statement”) setting forth: (i) Sellers’ reasonable estimate of the net working capital amount of the Companies and the Companies’ Subsidiaries as of the Closing (“Estimated Net Working Capital Amount”), (ii) Sellers’ reasonable estimate of the cash and cash equivalents of the Companies and the Companies’ Subsidiaries as of the Closing (the “Estimated Closing Cash”), and (iii) Sellers’ reasonable estimate of the amount of Indebtedness of the Companies and the Companies’ Subsidiaries as of the Closing (the “Estimated Closing Indebtedness”). The Estimated Closing Statement has been prepared by Sellers in accordance with the sample calculation, and calculated with the components set forth on Schedule A hereto and has been prepared in accordance with GAAP applied on a basis consistent with the basis on which the Business Financial Statements were prepared and in accordance with the past practice of the Companies and the Companies’ Subsidiaries. The Estimated Closing Statement is attached hereto as Schedule B.

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(i)          To the extent that the Estimated Net Working Capital Amount is greater than the Target Net Working Capital (the “Estimated Net Working Capital Excess Amount”), the Purchase Price shall be increased by the amount of the Estimated Net Working Capital Excess Amount. To the extent that the Estimated Net Working Capital Amount is less than the Target Working Capital (the “Estimated Net Working Capital Deficiency Amount”), the Purchase Price shall be reduced by the amount of the Estimated Net Working Capital Deficiency Amount; and

(ii)         To the extent the sum of the Estimated Closing Cash and the Estimated Closing Indebtedness (reflected as a negative number) (the “Estimated Closing Net Debt”) is greater than $0 (the “Estimated Closing Net Debt Excess Amount”), the Purchase Price shall be increased by the amount of the Estimated Closing Net Debt Excess Amount. To the extent the Estimated Closing Net Debt is less than $0 (the “Estimated Closing Net Debt Deficiency Amount”), the Purchase Price shall be reduced by the amount of the Estimated Closing Net Debt Deficiency Amount.

(b)         Closing Statement. Not more than ninety (90) days after the Closing Date, Purchasers shall cause the Companies to deliver to the Sellers a written statement (the “Closing Statement”) setting forth in reasonable detail (i) the net working capital amount of the Companies and the Companies’ Subsidiaries as of the Closing (“Net Working Capital Amount”), (ii) the cash and cash equivalents of the Companies and the Companies’ Subsidiaries as of the Closing (the “Closing Cash”), and (iii) the amount of Indebtedness of the Companies and the Companies’ Subsidiaries as of the Closing (the “Closing Indebtedness”). The Closing Statement shall be prepared in accordance with the sample calculation, and calculated with the components set forth on Schedule A hereto and shall be prepared in accordance with GAAP applied on a basis consistent with the basis on which the Business Financial Statements were prepared and in accordance with the past practice of the Companies and the Companies’ Subsidiaries.

(c)         Objections; Resolution of Disputes.

(i)          Unless Sellers notify Purchasers in writing within thirty (30) days after Purchasers’ delivery of the Closing Statement of any objection to the Net Working Capital Amount, the Closing Cash or the Closing Indebtedness (the “Notice of Objection”), the Closing Statement shall become final and binding. During such 30-day period, Purchasers shall, and shall cause the Companies and their representatives to make available for review by the Sellers and their representatives such workpapers and other documents and information (including, but not limited to, the workpapers of both Purchasers’ and the Companies’ independent accountants, subject to the execution of applicable non-reliance letters that such accountants may require) relating to the Closing Statement as Sellers may reasonably request. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein.

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(ii)         If Sellers provide the Notice of Objection to Purchasers within such 30-day period, Sellers and Purchasers shall, during the 30-day period following Purchasers’ receipt of the Notice of Objection, attempt in good faith to resolve Sellers’ objections. If Sellers and Purchasers are unable to resolve all such objections within such 30-day period, the matters remaining in dispute shall be submitted to the Accounting Firm, which Sellers and Purchasers shall jointly engage to resolve such dispute. If any dispute is submitted to the Accounting Firm, each party will furnish to the Accounting Firm such workpapers and other documents and information relating to the disputed issues as the Accounting Firm may request and are available to that party or its independent accountants (including information of the Companies) and each party shall be afforded the opportunity to present the Accounting Firm material relating to the determination and to discuss the determination with the Accounting Firm. The Accounting Firm shall act as an expert and not as an arbitrator and shall resolve matters in dispute and adjust and establish any disputed adjustment amount to reflect such resolution. It is the intent of Sellers and Purchasers that the process set forth in this Section 2.5 and the activities of the Accounting Firm in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Notwithstanding anything to the contrary in this Agreement, the scope of the Accounting Firm’s review of any dispute between Sellers and Purchasers regarding the calculation of the Net Working Capital Amount, the Closing Cash, and the Closing Indebtedness pursuant to this Section 2.5 shall be limited solely to the resolution of the objections set forth in the Notice of Objection. The parties shall instruct the Accounting Firm to render its reasoned written decision as promptly as practicable but in no event later than sixty (60) days after its selection. The determination of the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between the Sellers and the Purchasers, (iii) shall be based on GAAP applied on a basis consistent with the basis on which the Business Financial Statements were prepared and in accordance with the past practice of the Companies and the Companies’ Subsidiaries, and (iv) shall be final, nonappealable and binding on Sellers and Purchasers with respect to the matters under dispute. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm shall be borne by Purchasers, on the one hand, and Sellers, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

(d)         Adjustment Payment. Promptly, and in any event no later than the tenth (10th) Business Day after final determination of the items set forth on the Closing Statement in accordance with Section 2.5(b) and Section 2.5(c):

(i)          If the Net Working Capital Amount (whether as determined by Purchasers if there is no dispute, or as mutually agreed by Purchasers and Sellers or as determined by the Accounting Firm if there is a dispute) is greater than the Estimated Net Working Capital Amount, then Purchasers shall pay the Sellers an amount equal to the Net Working Capital Amount minus the Estimated Net Working Capital Amount by wire transfer of immediately available funds to such bank account(s) designated by the Sellers.

(ii)         If the Net Working Capital Amount (whether as determined by Purchasers if there is no dispute, or as mutually agreed by Purchasers and Sellers or as determined by the Accounting Firm if there is a dispute) is less than the Estimated Net Working Capital Amount, then the Sellers shall pay the Purchasers an amount equal to the Estimated Net Working Capital Amount minus the Net Working Capital Amount by wire transfer of immediately available funds to such bank account(s) designated by Purchasers.

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(iii)        If the sum of the Closing Cash and Closing Indebtedness (reflected as a negative number) (the “Closing Net Debt”) is greater than the Estimated Closing Net Debt, then Sellers shall pay the Purchasers an amount equal to the Closing Net Debt minus the Estimated Closing Net Debt by wire transfer of immediately available funds to such bank account(s) designated by the Purchasers.

(iv)        If the Closing Net Debt is less than the Estimated Closing Net Debt, then Purchasers shall pay the Sellers an amount equal to the Estimated Closing Net Debt minus the Closing Net Debt by wire transfer of immediately available funds to such bank account(s) designated by the Sellers.

(e)         Any amounts paid to Purchasers or Sellers pursuant to the provisions of this Section 2.5 shall be deemed to be and treated, to the extent permitted by Law, as an adjustment to the Purchase Price for all purposes.

2.6          Withholding Rights. The Purchasers and the Companies shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, such amounts as they are required to deduct and withhold with respect to the making of such payment(s) under any provision of federal, state, local or foreign Tax Law. If Purchasers or the Companies, as the case may be, so withhold amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Purchasers or the Companies, as the case may be, made such deduction and withholding.

Article 3

Representations and Warranties of Sellers

Contemporaneously with the execution and delivery of this Agreement by Sellers, Sellers are delivering to Purchasers a disclosure schedule with numbered sections corresponding to the schedules referenced in the relevant sections in this Agreement (the “Sellers Disclosure Schedule”). Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any Schedule of the Sellers Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other representations, warranties and covenants contained in this Agreement to the extent it is reasonably apparent on the face of the disclosure that it is intended to qualify another representation or warranty of the Sellers in this Agreement. Notwithstanding anything to the contrary in this Agreement, the exception and qualifications set forth on Schedule 3.9(b) shall not limit Sellers’ indemnification obligations under Section 6.7). Nothing in the Sellers Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of Sellers contained in this Agreement. The inclusion of any information in the Sellers Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business. Subject to the above, the parties agree that knowledge (constructive or actual) by any of the Purchasers, any of the individuals listed in the definition of “Purchasers Knowledge”, any of the Purchasers’ directors, representatives, employees or advisors of any facts, matters or circumstances which could give rise to any claim under Article 6 or Article 7 shall not affect in any manner Purchaser’s ability to make any such claim and Seller’ indemnification obligations.

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Subject to the exceptions and qualifications set forth in the Sellers Disclosure Schedule, each Seller, jointly and severally, represents and warrants to Purchasers as of the date hereof except for matters specifically relating to another date which are made only as of such date, as follows:

3.1          Organization of Sellers; Authority. Black Diamond is a corporation duly organized, in good standing and validly existing under the Laws of the State of Delaware. Ember is a company duly organized, validly existing, in good standing and registered under the laws of Sweden. Each Seller has all requisite corporate and/or company power, as applicable, and authority to enter into this Agreement, and subject to the terms hereof, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each Seller of this Agreement, the performance by each Seller of its obligations hereunder, and the consummation by each Seller of the transactions contemplated by this Agreement, have been duly authorized by the Boards of Directors of each Seller and no other corporate action on the part of Sellers are necessary to authorize the execution and delivery by Sellers of this Agreement, the performance by each Seller of its obligations hereunder or the consummation by each Seller of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each Seller and, assuming due authorization, execution and delivery by the Purchasers, this Agreement constitutes a legally valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.2          Organization of the Companies. POC USA is a limited liability company duly formed, in good standing and validly existing under the Laws of the State of Delaware, and POC Sweden is a company duly organized and registered and validly existing under the laws of Sweden. Each of the Companies has all requisite company power, authorizations, licenses, permits and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business in all material respects as currently conducted. Each of the Companies is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its Business or the properties owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Charter Documents of each of the Companies, each as amended and in effect as of the Closing Date, and of all available minutes of the shareholders’ meetings, board of directors and all committees thereof (or equivalent) of each of the Companies occurring since January 1, 2013 have been made available to Purchasers.

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3.3          Companies’ Interests.

(a)         Sellers are the owners, beneficially and of record, of all of the Transferred Interests. All such issued and outstanding Transferred Interests have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Charter Documents of the Companies or any agreement to which any Company is a party or by which it is bound, and have been issued in material compliance with applicable Laws. There is no liability for dividends accrued and unpaid by the Companies.

(b)         As of the Closing Date, there are no outstanding options, warrants, calls, convertible debt securities or instruments, rights of conversion or other rights, agreements, arrangements or commitments relating to the Transferred Interests to which any Company is a party, or by which it is bound, obligating any Company to issue, deliver or sell, or cause to be issued, delivered or sold, any Transferred Interests. Except for the Transferred Interests, as of the date of this Agreement, there are no outstanding equity securities of the Companies or rights to acquire or to require the issuance of equity securities of the Companies.

(c)         Except as set forth on Schedule 3.3(c), as of the Closing Date, there are (i) no rights, agreements, arrangements or commitments relating to the Transferred Interests to which any Company is a party, or by which it is bound, obligating any Company to repurchase, redeem or otherwise acquire any issued and outstanding Transferred Interests; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Company; and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which any Company is a party, or by which it is bound, with respect to the governance of any Company or the voting or transfer of any Transferred Interests. None of the Companies are under any obligation to register under the Securities Act of 1933, as amended (the “Securities Act”), any of its respective presently outstanding Transferred Interests or other securities that may be subsequently issued.

(d)         At the Closing, Sellers will transfer the Transferred Interests to Purchasers, free and clear of any Encumbrances (other than Encumbrances created by Purchasers) and free of any other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Transferred Interests).

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3.4          Companies’ Subsidiaries.

(a)          Schedule 3.4(a) sets forth (i) the legal name of each Subsidiary of the Companies as of the Closing Date (each, a “Company Subsidiary” and, collectively, the “Companies’ Subsidiaries”); (ii) the number and designation of all issued and outstanding shares of capital stock, membership interests or other ownership interests (as applicable) of each Company Subsidiary (collectively, the “Company Subsidiary Equity Interests”); and (iii) the current ownership (direct or indirect) of all outstanding Company Subsidiary Equity Interests by the Company. All such issued and outstanding Company Subsidiary Equity Interests have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Charter Documents of any Company Subsidiary or any agreement to which any Company or any Company Subsidiary is a party or by which it is bound and have been issued in material compliance with applicable Laws. All such issued and outstanding Company Subsidiary Equity Interests are free and clear of any Encumbrances and free of any other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Subsidiary Equity Interests). There is no liability for dividends accrued and unpaid by any Company Subsidiary. Except as set forth on Schedule 3.4(a), no Company owns any capital stock, membership interests or other ownership interests, whether direct or indirect, in any Person. No Company Subsidiary owns any capital stock, membership interests or other ownership interests, whether direct or indirect, in any Person.

(b)          Each of the Companies’ Subsidiaries is duly organized and registered and validly existing under the Laws of its respective jurisdiction of organization, and has the requisite organizational power, authorizations, licenses, permits and authority to own, operate or lease the respective properties and assets now owned, operated or leased by it, and to carry on its respective business in all material respects as currently conducted by such Company Subsidiary. Each of the Companies’ Subsidiaries is duly qualified to do business as a foreign corporation or limited liability company (as applicable), and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased by it, or the nature of its activities, makes such qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of all Charter Documents of each Company Subsidiary and of all available minutes of the shareholders’ meetings, board of directors and all committees thereof (or equivalent) occurring since January 1, 2013 have been made available to Purchasers.

(c)          As of the Closing Date, there are no outstanding options, warrants, calls, convertible debt securities or instruments, rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock, membership interests or other ownership interests (as applicable) of any Company Subsidiary to which any Company or any Company Subsidiary is a party, or by which any of them are bound, obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, membership interests or other ownership interests (as applicable) of any Company Subsidiary. Except for equity interests owned by the Companies, as of the date of this Agreement there are no outstanding equity securities of the Companies’ Subsidiaries or rights to acquire or require the issuance of equity securities of the Companies’ Subsidiaries.

(d)          There are (i) no rights, agreements, arrangements or commitments relating to the Company Subsidiary Equity Interests to which any Company or Company Subsidiary is a party, or by which it is bound, obligating any Company or Company Subsidiary to repurchase, redeem or otherwise acquire any issued and outstanding Company Subsidiary Equity Interests; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Company Subsidiary; and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which any Company or Company Subsidiary is a party, or by which it is bound, with respect to the governance of any Company Subsidiary or the voting or transfer of any Company Subsidiary Equity Interests. None of the Company Subsidiaries are under any obligation to register under the Securities Act of 1933, as amended (the “Securities Act”), any of its respective presently outstanding Company Subsidiary Equity Interests or other securities that may be subsequently issued.

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3.5          Conflicts. Except as set forth on Schedule 3.5, assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 3.6 have been obtained or made, the execution and delivery by each Seller of this Agreement, the performance by each Seller of its obligations hereunder, and the consummation by each Seller of the transactions contemplated by this Agreement, do not (i) conflict with or result in a violation of the Charter Documents of Sellers, any Company or any Company Subsidiary; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to Sellers, any Company or any Company Subsidiary or their respective assets or properties; or (iii) result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of any Company or any Company Subsidiary pursuant to, any Contract to which any Company or any Company Subsidiary is a party, or by which any of the assets or properties of Sellers, any Company or any Company Subsidiary is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 3.5, as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the operations, business, financial condition, assets or liabilities or results of operations of the Companies and the Companies’ Subsidiaries, taken as a whole.

3.6          Consents, Approvals, Etc. Except as contemplated by this Agreement or set forth on Schedule 3.6, no consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by Sellers, any Company or any Company Subsidiary in connection with the execution and delivery by Sellers of this Agreement, the performance by each Seller of its obligations hereunder, or the consummation by Sellers of the transactions contemplated by this Agreement, except (i) applicable requirements, if any, under the HSR Act and foreign equivalents thereof and other federal or state securities or “blue sky” Laws; or (ii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.7          Financial Statements. Attached hereto as Schedule 3.7(i) are the Business Financial Statements. The Business Financial Statements fairly present in all material respects the financial position of the Companies and the Companies’ Subsidiaries as of the dates, and for the periods, indicated therein and the results of operations of the Companies and the Companies’ Subsidiaries for the periods covered by said statements. The Business Financial Statements have been prepared from the books of account and financial records of the Business. Except as set forth on Schedule 3.7(ii), each of the individual line item components of the Business Financial Statements have been determined in accordance with GAAP, consistently applied, to each of the Companies and the Companies’ Subsidiaries, respectively. The financial books, records and accounts of the Companies and Companies’ Subsidiaries have been kept in compliance, in all material respects, with applicable Laws.

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3.8          Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 3.8, from the Most Recent Business Financials Date to the Closing Date, each Company and each Company Subsidiary has operated its businesses in the ordinary course and there has not been any:

(a)          amendment to the Charter Documents of any Company or any Company Subsidiary;

(b)          declaration, setting aside or payment of any dividend other than dividends paid in the ordinary course to satisfy POC USA’s share of Consolidated Group Tax Liabilities, or other distribution or capital return in respect of any Transferred Interests, grant of any registration rights in respect of any Transferred Interests, or any redemption, repurchase or other acquisition by any Company or any Company Subsidiary of any Transferred Interests or Company Subsidiary Equity Interests;

(c)          change in any annual Tax accounting period or adoption or change in any method of accounting or accounting practice used by any Company or any Company Subsidiary; or

(d)          event or condition that has had or could reasonably be expected to have a Material Adverse Effect on any Company or any Company Subsidiary.

3.9          Tax Matters.

(a)          The Companies and the Companies’ Subsidiaries have timely filed with the appropriate Taxing Authority all income and other material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are complete and accurate in all material respects. The Companies and the Companies’ Subsidiaries have timely paid all material Taxes due and owing by them (whether or not shown as due on a Tax Return). POC USA timely filed Form 8832 to elect to be taxed as a C corporation effective March 22, 2006, and has continued to be so taxed at all times since.

(b)          Except as set forth on Schedule 3.9(b), there currently are no material audits, examinations or judicial or other administrative proceedings currently pending, threatened in writing or in progress with respect to any Taxes of any Company or any Company Subsidiary. No material deficiencies for Taxes with respect to the Companies or any of the Companies’ Subsidiaries have been claimed, proposed or assessed by any Taxing Authority. Neither the Companies nor any of the Companies’ Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither the Companies nor the Companies’ Subsidiaries are or may be subject to taxation in a jurisdiction where any Company or any Company Subsidiary does not file Tax Returns and neither of them have received any written notice or claim from a Governmental Authority in relation thereto.

(c)          There are no material Tax liens upon any property or assets of the Companies or the Companies’ Subsidiaries, except liens for Taxes not yet due and payable.

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(d)          All material Taxes required to be withheld, collected or deposited by or with respect to each of the Companies and each of the Companies’ Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Authority.

(e)          Except as set forth on Schedule 3.9(e), neither the Companies nor any of the Companies’ Subsidiaries is responsible for any material Taxes of any other Person (other than one of the Companies, one of the Companies’ Subsidiaries or, with respect to POC USA, any member of the consolidated group for U.S. income tax purposes of which any Company is a member and of which Black Diamond is the common parent). Neither of the Companies nor any of the Companies’ Subsidiaries has any liability for the Taxes of any Person (other than the Taxes of the Companies’ Subsidiaries) (i) except for POC USA, under Treasury Regulations Section 1.1502-6 (or any similar provision of Swedish, state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) by Contract or (iv) otherwise. Neither the Companies nor any of the Companies’ Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement.

(f)           Neither of the Companies nor any of the Companies’ Subsidiaries has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of Swedish, Austrian, French, state, local or non-U.S. Tax law.

(g)          Neither of the Companies nor any of the Companies’ Subsidiaries will be required to include any material item of income in or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement described in Section 7121 of the Code (or any similar provision of other applicable Tax Law) entered into on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or before the Closing Date, (iv) prepaid amount received on or before the Closing Date, or (v) indebtedness discharged with respect to which an election has been made under Section 108(i) of the Code.

(h)          Neither of the Companies nor any of the Companies’ Subsidiaries or predecessors by merger or consolidation has been a party to any transaction intended to qualify under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) occurring during the two-year period ending on the date hereof.

(i)           The Company has provided or made available to Purchasers all documentation relating to, and is in full compliance with all terms and conditions of, any Tax holiday or similar exemption. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax holiday or similar exemption.

(j)           The transactions contemplated by this Agreement are not subject to withholding under Section 1445 of the Code.

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(k)          Sellers will not recognize a loss for US Tax purposes with respect to the sale of the membership interests of POC USA.

3.10        Litigation and Governmental Orders. Except as set forth on Schedule 3.10, (i) there are no Actions pending or, to the Knowledge of Sellers, threatened against any Company or any Company Subsidiary, any of their assets or properties, or any of their managers, directors and officers in their capacity as managers, directors, officers of such Company or such Company Subsidiary and (ii) each Company, each Company Subsidiary and their respective assets and properties are not subject to any Governmental Order relating specifically to any Company, any Company Subsidiary or any of their respective assets or properties. Since July 2, 2012, no Action arising out of or pertaining to product liability for personal injury (including death) has been brought or, to the Knowledge of Sellers, threatened in writing against (a) any of the Companies or Companies Subsidiaries or (b) any of the Seller or its Affiliates (to the extent such Actions related to any products branded with any trademark owned by any of the Companies or Companies Subsidiaries).

3.11        Compliance with Laws. Except as set forth on Schedule 3.11, since January 1, 2013, each Company and each Company Subsidiary have conducted the Business in compliance with applicable Laws and Governmental Orders and neither any Company nor any Company Subsidiary has received any written notice from any Governmental Authority to the effect that any Company or any Company Subsidiary is not in compliance with any applicable Laws or Governmental Orders, except in each case for violations and failures to comply which have not had a Material Adverse Effect. No representation or warranty is made in this Section 3.11 with respect to compliance with Laws relating to matters covered by Sections 3.6 (Consents, Approvals, Etc.), 3.9 (Tax Matters), 3.12 (Permits), 3.14 (Employee Benefit Matters), 3.15 (Labor Matters). Except as set forth on Schedule 3.11, since July 2, 2012, no product recall of any products distributed by (or branded with any trademark owned by) any of the Companies or Companies Subsidiaries has been conducted.

3.12        Permits. The Companies and the Companies’ Subsidiaries have all permits required to permit the Companies and the Companies’ Subsidiaries to conduct their respective parts of the Business, except for such failures as would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect.

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3.13        Intellectual Property.

(a)          Schedule 3.13(a)(i) lists all active registrations of Intellectual Property and all issued patents, registered trademarks, registered design rights, registered service marks and registered copyrights and all applications for registration for any of the foregoing owned by any Company or any Company Subsidiary (collectively, the “Registered Intellectual Property”), including for each item listed (other than domain names), the applicable record owner, jurisdiction, registration and/or application number, and date issued (or filed), and including for each domain name listed, the record owner and the domain name registrar. Except as set forth on Schedule 3.13(a)(ii) and for matters that would not reasonably be expected to have a Material Adverse Effect, (i) the right, title or interest of any Company or any Company Subsidiary in each item of Intellectual Property that such Company or such Company Subsidiary owns (collectively, “Owned Intellectual Property”) is free and clear of Encumbrances, except for Permitted Encumbrances; (ii) there is, and for the last three (3) years has been, no claim against any Company or any Company Subsidiary by any Person or any Action pending against any Company or any Company Subsidiary or, to the Knowledge of Sellers, threatened against any Company or any Company Subsidiary that challenges the validity or enforceability of the Registered Intellectual Property or the rights of any Company or any Company Subsidiary to ownership or continued use of the Owned Intellectual Property; (iii) to the Knowledge of Sellers, the Intellectual Property Rights to the Registered Intellectual Property are valid, subsisting and enforceable and have been maintained effective by all requisite filings, renewals and payments and remain in full force and effect and (iv) to the Knowledge of Sellers, there is, and for the last three (3) years has been, no infringement or improper use by any third-party of the Owned Intellectual Property. To the Knowledge of the Sellers, there is no cancellation, nullity, reexamination or other proceedings placing in question the validity or scope of the Intellectual Property Rights to the Registered Intellectual Property, except as set forth in Schedule 3.13(a)(iii).

(b)          Except for matters that would not reasonably be expected to have a Material Adverse Effect, with respect to any non-registered trademarks, design rights, service marks, or copyrights owned by any Company or any Company Subsidiary and necessary to the conduct of the Business (the “Non-Registered Intellectual Property”), to the Knowledge of Sellers, (i) the right, title or interest of any Company or any Company Subsidiary in each item of its Non-Registered Intellectual Property is free and clear of Encumbrances, except for Permitted Encumbrances; (ii) there is, and for the last three (3) years has been, no claim by any Person or any Action pending against any Company or any Company Subsidiary or, to the Knowledge of Sellers, threatened against any Company or any Company Subsidiary that challenges the use of any of the Non-Registered Intellectual Property by any Company or any Company Subsidiary using same; and (iii) to the Knowledge of Sellers, there is, and for the last three (3) years has been, no infringement or improper use by any third-party of the Non-Registered Intellectual Property.

(c)          Except as would not reasonably be expected to result in a Material Adverse Effect, each Company and each Company Subsidiary have taken all reasonable steps in accordance with normal industry practice to protect their rights in and the secrecy of all confidential information and proprietary information that is valuable to the applicable Company or the applicable Company Subsidiary by virtue of not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”). Except under written non-disclosure or confidentiality agreements, there has been no disclosure of any Trade Secret by any Company or any Company Subsidiary to any unaffiliated third-party that would reasonably be expected to result in a Material Adverse Effect.

(d)          Except as set forth on Schedule 3.13(d) and except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Sellers, the Companies and the Companies’ Subsidiaries are the owners of all of the Companies’ and Companies’ Subsidiaries’ Intellectual Property Rights and own or have a valid, transferrable license to make, use, sell, import, export, license or otherwise fully exploit the current products and/or services of the Companies and the Companies’ Subsidiaries under the Companies’ and Companies’ Subsidiaries’ Intellectual Property Rights. None of the Seller and its Affiliates own or hold any interest in any Intellectual Property Rights owned or used in connection with the conduct of their business by any of the Companies’ and Companies’ Subsidiaries.

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3.14        Employee Benefit Matters.

(a)          Schedule 3.14(a) contains a true, correct and complete list of each material severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or change in control plan, program, arrangement, agreement or commitment, or bonus, pension, stock option, restricted stock or other equity-based, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained or contributed to by any Company or any of the Company Subsidiary (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”). Sellers have made available to Purchasers, in each case to the extent applicable, copies of each Company Benefit Plan.

(b)          Schedule 3.14(b) contains a true, correct and complete list of each Company Benefit Plan which provides for acceleration of benefits or payments upon a change in control. Copies of each of the agreements and plans set forth on Schedule 3.14(b) have been made available to Purchasers.

(c)          Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code either is a prototype plan or has received a determination letter from the IRS that it is so qualified, and, to the Knowledge of Sellers, no fact or event has occurred since the date of such determination letter that could materially adversely affect the qualified status of any such Company Benefit Plan.

3.15        Labor Matters.

(a)          Schedule 3.15(a) sets forth (i) a true and correct list of all collective bargaining agreements or similar Contract with any labor organization, trade union or employee association applicable to employees of the Companies or any Company Subsidiary, and (ii) all written employment or severance agreements with respect to any employee or former employee whose compensation during the fiscal year ended December 31, 2014 exceeded $200,000 and which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty, in each case to which any Company and any Company Subsidiary is a party. With respect to employees of any Company or any Company Subsidiary, there are no presently pending, or to the Knowledge of Sellers, threatened (x) arbitration proceedings, labor strikes, slowdowns or stoppages, grievances or other labor disputes, (y) Actions related to an alleged material violation pertaining to labor relations or employment matters, including claims for unpaid wages or penalties, discrimination, harassment or retaliation, or wrongful discharge in violation of public policy, or (z) any application for or notice of certification of a collective bargaining agent.

(b)          Except as set forth on Schedule 3.15(b), there are no pending claims against any Company or any Company Subsidiary under any workers’ compensation plan or policy or for long term disability.

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3.16        Insurance. The Companies and the Companies’ Subsidiaries maintain (or are beneficiaries of) policies of insurance and bonds of the type and in amounts set forth on Schedule 3.16, including all legally required workers’ compensation insurance, casualty, fire, product liability and general liability insurance. All premiums due and payable under all such policies and bonds have been timely paid, and each Company or each Company Subsidiary, as applicable, is otherwise in material compliance with the terms of such policies and bonds. Sellers have no Knowledge of any threatened termination of any of such policies or bonds. All such insurance policies are currently in full force and effect and nothing has been done or omitted to be done (including any failure to report on a timely basis any matter or circumstance to the insurer concerned) which could reasonably be expected to make any such policy void or voidable in whole or in part and there is no claim outstanding or, to the Knowledge of Sellers, received written notice of any incident which could reasonably result in a claim under any such policy.

3.17        Brokers. Except with respect to that certain (i) engagement letter between Black Diamond and Robert W. Baird & Co. Incorporated, dated as of January 30, 2015; and (ii) engagement letter between Black Diamond and Rothschild Inc., dated as of January 30, 2015, no broker, finder, investment banker, agent, financial advisor or similar intermediary has acted on the Sellers’, the Companies or the Companies’ Subsidiaries’ behalf in connection with this Agreement or the transactions contemplated hereby, or is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Sellers, any Company or any Company Subsidiary.

3.18        Customers and Suppliers. Schedule 3.18 sets forth a list of (a) the top ten customers of the Companies and the Companies’ Subsidiaries during the twelve months ended on the Most Recent Business Financials Date, determined on the basis of gross revenues (on a consolidated basis), and (b) the top ten suppliers from whom any Company or any Company Subsidiary purchased goods or services during the twelve months ended on the Most Recent Business Financials Date, determined on the basis of gross expenditures. Since the Most Recent Business Financials Date, none of the distributors or suppliers listed on Schedule 3.18 has canceled or terminated or, to the Knowledge of Sellers, threatened in writing to cancel or terminate, its relationship with any Company or any Company Subsidiary.

3.19        Inventory. To the Knowledge of the Sellers, all inventory of the Companies and the Companies’ Subsidiaries consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been reserved against, written off or written down to net realizable value in the Interim Business Financial Statement and in the Net Working Capital Amount as of the Closing Date in an amount in accordance with GAAP. To the Knowledge of the Sellers, since the Most Recent Business Financials Date, neither the Companies nor the Companies’ Subsidiaries have engaged in any “bill and hold” or similar arrangement, and neither the Companies nor the Companies’ Subsidiaries are in possession of any inventory with respect to which it has recognized revenue.

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3.20        Accounts Receivable; Accounts Payable.

(a)          All accounts and notes receivable reflected on the Interim Business Financial Statement and all accounts and notes receivable arising subsequent to the date of the Interim Business Financial Statement and on or prior to the Closing Date that will be reflected in the Net Working Capital Amount as of the Closing Date, have arisen or will arise from sales actually made, services actually performed, or expenses reimbursed, in each case, in the ordinary course of business, represent or will represent legal, valid, binding and enforceable obligations owed to the Companies and Companies’ Subsidiaries and subject only to consistently recorded reserves for bad debts set forth on the Interim Business Financial Statement or in the Net Working Capital Amount as of the Closing Date and, are not subject to, and to the Knowledge of the Sellers will not be subject to, any defenses, contests, claims, counterclaims or setoffs. For the sake of clarifying the foregoing, the parties hereto acknowledge and agree that nothing in this Section 3.20 is intended to constitute, nor shall it be construed as constituting, a guarantee or assurance regarding the collectability of accounts receivable.

(b)          All of the accounts payable and all payables and other accruals of any Company or Company Subsidiary and reflected on the Interim Business Financial Statement or which have arisen after the date thereof and on or before the Closing Date are and will be, as applicable, accurately reflected on the books of such Company or Company Subsidiary and have arisen from bona fide, arm’s length transactions in the ordinary course of business consistent with past practice.

3.21        Transactions with Certain Persons. Except as set forth on Schedule 3.21 and other than employment contracts entered into in the ordinary course of business consistent with past practice, none of the Sellers or their Affiliates (other than the Companies and the Company Subsidiaries) nor any officer, director or employee of the Sellers or their Affiliates (including the Company or any Company Subsidiary) nor any member of any such Person’s immediate family, (a) is presently a party to any material transaction or any contract with any Company or any Company Subsidiary or is a beneficiary of any guarantee given by any Company or any Company Subsidiary; (b) has filed any written cause of action against, or owes any amount to, any Company or Company Subsidiary, or (c) has any ownership, financial or other material interest in any material asset used in (including any Material Contracts involving) the Business (other than Sellers’ direct or indirect ownership of the Transferred Interests).

3.22        No Other Representations. Except for the representations and warranties contained in this Article 3 and the certificates delivered by Sellers pursuant to Section 2.4(b), neither Sellers nor any other Person makes any express or implied representation or warranty on behalf of Sellers, and each Seller disclaims any such representation or warranty, whether by Sellers, any Company or any Company Subsidiary or any of their respective officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the Business or assets of Sellers, the Companies and the Companies’ Subsidiaries, notwithstanding the delivery or disclosure to Purchasers or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement or any other Transaction Document, nothing in this Agreement or any such other agreement shall affect the ability of Purchasers to make any claim for fraud.

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Article 4

Representations and Warranties of Purchasers

Purchasers hereby represent and warrant to Sellers as follows:

4.1          Authority. Each Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchasers of this Agreement, the performance by Purchasers of its obligations hereunder, and the consummation by Purchasers of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors of Purchasers and no other corporate or other action on the part of Purchasers is necessary to authorize the execution and delivery by Purchasers of this Agreement, the performance by Purchasers of its obligations hereunder or the consummation by Purchasers of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchasers and, assuming due authorization, execution and delivery by the other parties to this Agreement constitutes a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.2          Organization. Dainese Italy is a joint stock company duly organized and validly existing under the Laws of Italy. Dainese USA is a corporation duly organized, in good standing and validly existing under the Laws of the State of Delaware. Each Purchaser has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted. Each Purchaser is duly qualified to do business as a foreign joint stock company and is in good standing under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of each Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated. Purchasers have made available to Sellers true and complete copies of Purchasers’ Charter Documents, each as amended and in effect as of the Closing Date.

4.3          Conflicts. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 4.4 have been obtained or made, the execution and delivery by Purchasers of this Agreement, the performance by Purchasers of their obligations hereunder, and the consummation by Purchasers of the transactions contemplated by this Agreement, will not (i) conflict with or result in a violation of the Charter Documents of Purchasers; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to Purchasers or their assets or properties; or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of Purchasers pursuant to, any Contract to which Purchasers are a party, or by which any of the assets or properties of Purchasers is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 4.3, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchasers to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby.

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4.4          Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by Purchasers in connection with the execution and delivery of this Agreement, the performance by Purchasers of thier obligations hereunder, or the consummation by Purchasers of the transactions contemplated by this Agreement, except (i) applicable requirements, if any, under federal or state securities or “blue sky” Laws; and (ii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchasers to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby.

4.5          Litigation and Governmental Orders. As of the Closing Date, (i) there are no material Actions pending against Purchasers, or any of the assets or properties of Purchasers, or any of the directors or officers of Purchasers in their capacity as directors or officers of Purchasers, that would have a material adverse effect on the ability of Purchasers to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby and thereby and (ii) Purchasers and their assets and properties are not subject to any material Governmental Order that would prevent Purchasers from performing their respective obligations under this Agreement or consummating the transactions contemplated hereby.

4.6          Adequate Funds. Purchasers have sufficient available funds to pay the consideration specified in Article 2 and to make all other necessary payments by each of them in connection with the Interests Purchase and the other transactions contemplated by this Agreement.

4.7          Due Diligence Investigation; Acquisition “AS IS”. Purchasers have had an opportunity to meet elected members of the Companies’ management team and to inspect the Swedish facility of POC Sweden. Purchasers have conducted their own independent investigation of each Company and have been furnished by each Company, or its agents or representatives, with all information, documents and other materials relating to such Company, and its business, management, operations and finances, that Purchasers believe is necessary to enter into this Agreement. In making their decision to execute and deliver this Agreement and to consummate the transactions contemplated hereby, Purchasers have relied solely upon the representations and warranties of Sellers set forth in Article 3 and have not relied upon any other information provided by, for or on behalf of Sellers, or their agents or representatives, to Purchasers in connection with the transactions contemplated by this Agreement. Purchasers acknowledge that the consideration specified in this Agreement has been agreed upon by Sellers and Purchasers after good-faith arm’s-length negotiation in light of Purchasers’ agreement to purchase each Company and its assets and properties “AS IS,” except as specifically set forth in this Agreement. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS MAKE NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NOR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO SELLERS, ANY COMPANY, ANY COMPANY SUBSIDIARIES AND ANY OF THEIR RESPECTIVE ASSETS OR PROPERTIES, INCLUDING, WITHOUT LIMITATION, ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES.

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4.8          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Purchasers or any of their Affiliates.

4.9          Solvency. As of the Effective Time, and after giving effect to all of the transactions contemplated by this Agreement, Purchasers will be Solvent. For purposes of this Section 4.9, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. For purposes of this Section 4.9, “indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchasers.

4.10        Acquisition for Investment. Each Purchaser is acquiring the Transferred Interests solely for its own account and not with a view to any distribution or other disposition thereof within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Each Purchaser understands that (a) the Transferred Interests have not been registered under the Securities Act or registered or qualified under any applicable state securities laws in reliance upon specific exemptions therefrom, and (b) the Transferred Interests may not be transferred or sold except in a transaction registered or exempt from registration under the Securities Act, and registered or qualified or exempt from registration or qualification under any applicable state securities laws.

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Article 5

Covenants of the Parties

5.1          Further Action. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

5.2          Confidentiality Agreement The parties to this Agreement hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the Effective Time, such that the information obtained by any party to this Agreement, or its officers, employees, agents or representatives, during any investigation conducted pursuant to this Section 5.2, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement.

5.3          Indemnification; Directors’ and Officers’ Insurance.

(a)          Except with respect to fraud, any provisions of the Charter Documents of each Company and each Company Subsidiary in effect and disclosed in Schedule 5.3(a) concerning the elimination of liability and indemnification of directors, managers and officers shall not, for a period of six years following the Effective Time, be amended or modified in any manner that would adversely affect the rights thereunder of any Person that is as of the date hereof a current or former officer, manager or director of any Company or any Company Subsidiary. Except in case of fraud, from and after the Effective Time, to the extent provided in the aforementioned provisions of the relevant Charter Documents, Purchasers shall cause each Company and each Company Subsidiary to indemnify and hold harmless each present and former director and officer of each Company and each present and former director and officer of each Company Subsidiary to the fullest extent permitted under applicable Law (collectively, the “Company Indemnified Parties”), against any Losses incurred or suffered by any of the Company Indemnified Parties in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. In the event of any merger, consolidation, sale or other business combination involving any of the Companies, Purchasers shall cause any agreement evidencing such transaction to have an express provision whereby the successor entity shall assume the obligations of this Section 5.3.

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(b)          For a period of six years following the Effective Time, Purchasers shall maintain, or shall cause each Company for itself and each Company Subsidiary to maintain, in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by each Company’s directors’ and officers’ liability insurance policy listed on Schedule 5.3(b) with coverage in amount and scope at least as favorable as each Company’s existing coverage; provided, however, that in no event shall Purchasers or any Company be required to expend in the aggregate in excess of 200% of the annual premium currently paid by any Company or any Seller for such coverage, and if such premium would at any time exceed 200% of such amount, then Purchasers or the Companies shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount; and provided, further, that this Section 5.3(b) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by each Company which policy or policies provide such directors and officers with coverage no less advantageous in the aggregate than the coverage described in this Section 5.3(b) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement.

(c)          (i)          Except in case of fraud, effective upon the Closing, Purchasers and the Companies and each of their respective representatives, successors and assigns (collectively, the “Releasing Parties”) shall be deemed to have remised, released and forever discharged all directors, officers and employees of each Company and Sellers and Sellers (collectively, the “D&O Released Parties”) of and from any and all Actions that the Releasing Parties, or any of them, now has or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the D&O Released Parties, and each of them, from the beginning of time through the Closing Date, it being understood and agreed, however, that nothing in this Section 5.3 shall limit the right of the Purchasers to be indemnified pursuant to Article 6 and Article 7 of this Agreement.

(ii)         Except in case of fraud, effective upon the Closing, Sellers and each of their respective representatives, successors and assigns (collectively, the “Sellers Releasing Parties”) shall be deemed to have remised, released and forever discharged all directors, officers and employees of each Company, Companies Subsidiary and Purchasers and each of the Companies, Companies Subsidiaries and the Purchasers (collectively, the “Purchasers D&O Released Parties”) of and from any and all Actions that the Sellers Releasing Parties, or any of them, now has or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Purchasers D&O Released Parties, and each of them, from the beginning of time through the Closing Date, it being understood and agreed, however, that nothing in this Section 5.3 shall limit the right of the Sellers to be indemnified pursuant to Article 7 of this Agreement.

(d)          Each Purchaser, on behalf of each of the Releasing Parties, hereby represents and covenants that there has not been and will not be any assignment or other transfer of any right or interest in any Actions that such Releasing Party has or may have against the D&O Released Parties, and hereby agrees to indemnify and hold each D&O Released Party harmless from any Actions or Losses incurred by any of the D&O Released Parties as a result of any Person asserting any right or interest pursuant to any such assignment or transfer of any such right or interest.

(e)          Each Purchaser, on behalf of each of the Releasing Parties, hereby agrees that if any party hereto hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Actions released hereunder, or in any manner asserts against any D&O Released Party any of the Actions released hereunder, then such party will pay to such D&O Released Party, in addition to any other damages, direct or indirect, all reasonable attorneys’ fees incurred in defending or otherwise responding to such suit or Actions.

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(f)           The provisions of this Section 5.3 are (i) intended to be for the benefit of, and shall be enforceable by, each Person released or entitled to indemnification hereunder, and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 5.3, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise. Following the Closing, each Purchaser shall not enter into, or permit any of its Subsidiaries to enter into, any merger, consolidation or similar transaction unless the relevant Purchaser shall have ensured that the surviving or resulting entity is creditworthy and will assume the obligations imposed by this Section 5.3.

(g)          Sellers shall indemnify and hold harmless each of the Companies, the Companies Subsidiaries and the Purchaser against any Losses incurred or suffered by any of them in connection with any Action arising out of or in connection with the “Second Amended and Restated Loan Agreement”, effective as of October 31, 2014, by and among Zions First National Bank, a national banking association, as Lender, and Black Diamond, Inc.; Black Diamond Equipment, Ltd.; Black Diamond Retail, Inc.; Everest/Sapphire Acquisition, LLC; BD North American Holdings, LLC; POC USA, LLC; PIEPS Service, LLC; and BD European Holdings, LLC, as Borrowers, whether asserted or claimed prior to, at or after the Effective Time.

5.4          Employee Benefit Matters.

(a)          For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement (other than a defined benefit plan) of Purchasers or the Companies after the Closing, Company Employees as of the Effective Time shall receive service credit for service with the Companies and the Companies’ Subsidiaries to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and determined in a manner so as not to create any duplication of benefits. Purchasers shall use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Company Employees immediately prior to the Effective Time and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time to the extent such Company Employee provides evidence of such co-payments and deductibles that is reasonably satisfactory to Purchasers or applicable insurer.

(b)          From and after the Effective Time, Purchasers shall cause the Companies and the Companies’ Subsidiaries to assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change-in-control provisions) of employees or independent contractors of the Companies and the Companies’ Subsidiaries in effect and disclosed to Purchasers as of the date hereof.

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(c)          For a period of not less than twelve (12) months after the Closing Date, for each Company Employee who remains an employee of the Companies or any Company Subsidiary, Purchasers shall cause such Company or such Company Subsidiary to maintain compensation and benefits (including, without limitation, group health, life, disability, bonus, and severance plans) that are substantially comparable in the aggregate with respect to such employee and his or her dependents and beneficiaries, as appropriate, as such Company or such Company Subsidiary provided to such employee immediately prior to the Effective Time. For the avoidance of doubt, this Section 5.4(c) shall not prevent Purchasers or any of Companies and Companies Subsidiaries to terminate any employment agreement in compliance with applicable Laws and all employment, severance and termination plans and agreements.

5.5          Books and Records. Purchasers shall retain all of the books and records of the Companies and the Companies’ Subsidiaries for a period of seven years after the Effective Time or such longer time as may be required by Law in accordance with their current document retention policy and shall make such books and records (or copies thereof) together with the Companies’ and the Companies’ Subsidiaries’ respective employees available to Sellers, at Sellers’ cost, at reasonable times and upon reasonable notice, after the Effective Time to the extent reasonably required by Sellers or any of their Affiliates in connection with preparing tax returns or complying with other requirements of Law or Governmental Orders. All information and access to employees provided after the Closing by Purchasers or any of the Companies or their Subsidiaries to the Sellers pursuant hereto shall be provided in accordance with confidentiality agreements that Purchasers reasonably request, including such agreements as would enable the Sellers to review such information and meet with such employees without jeopardizing any attorney-client or other legal privilege and without contravening any applicable Laws, fiduciary duties or Contracts.

5.6          Expenses. All transfer, documentary, sales, use, registration and other similar Taxes that are incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchasers and Purchasers shall be responsible for filing all Tax Returns that may be required in connection therewith. Purchasers shall pay (i) any filing fees required in connection with any other consents, filings or permits required by any Company or any of the Companies’ Subsidiaries in connection with the Interests Purchase and (ii) the fees and expenses of the Companies’ accountants in connection with the use of any Company financial statements in any filings by Purchasers. Except as otherwise provided in this Section 5.7, each party hereto shall pay the fees and expenses incurred by it in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement.

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5.7          Non-Solicitation.

(a)          Sellers Non-Solicitation. For a period of twelve (12) months from and after the Closing Date (the “Restricted Period”), neither the Sellers nor any of their Subsidiaries (collectively, the “Restricted Sellers Parties”) will recruit, offer employment to, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any employee of the Companies and/or of the Companies’ Subsidiaries to leave the employ or engagement of the Companies and/or of the Companies’ Subsidiaries; provided, however, that no Restricted Sellers Party shall be precluded or otherwise restricted from (A) making solicitations for employment to the public or the industry generally through advertising which is not specifically targeted at employees of the Companies and/or of the Companies’ Subsidiaries, (B) working with recruiters or employment agencies who do not specifically target employees of the Companies and/or of the Companies’ Subsidiaries or (C) from hiring or employing, or from having employment or hiring discussions with, any such employee of the Companies and/or of the Companies’ Subsidiaries who responds to any such solicitation for employment described in clauses (A) or (B) without breach of this Section 5.7(a).

(b)          Buyer Non-Solicitation. During the Restricted Period, neither the Buyer, the Companies or any of their respective Subsidiaries (collectively, the “Restricted Buyer Parties”) will recruit, offer employment to, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any employee of the Sellers or any of their respective Subsidiaries to leave the employ or engagement of the Sellers or any of their respective Subsidiaries; provided, however, that no Restricted Buyer Party shall be precluded or otherwise restricted from (A) making solicitations for employment to the public or the industry generally through advertising which is not specifically targeted at employees of the Sellers or any of their respective Subsidiaries, (B) working with recruiters or employment agencies who do not specifically target employees of the Sellers or any of their respective Subsidiaries or (C) from hiring or employing, or from having employment or hiring discussions with, any such employee of the Sellers or any of their respective Subsidiaries who responds to any such solicitation for employment described in clauses (A) or (B) without breach of this Section 5.7(b).

5.8          Insurance. In respect of any claims arising from events occurring on or before the Closing Date, Seller shall procure that Purchaser, the Companies and the Companies’ Subsidiaries shall have access to all insurance policies that have been in effect to the benefit of the Companies and the Companies’ Subsidiaries on or before the Closing Date. With respect any such claims, Seller shall cooperate as reasonably requested by any of the Purchaser the Companies and the Companies’ Subsidiaries for the purpose of the relevant insurer compensating the relevant loss and assigning the relevant proceeds of such claims directly to the Companies and the Companies’ Subsidiaries or the relevant third party claimants.

Article 6

Tax Matters

6.1          Tax Returns.

(a)          Sellers shall prepare (i) the U.S. federal consolidated income Tax Returns of Black Diamond for the period when POC USA is a member of the consolidated group for U.S. income tax purposes of which Black Diamond is the common parent and (ii) all other Tax Returns of the Companies and the Companies’ Subsidiaries for all taxable periods ending on or before the Closing Date. Sellers shall pay, or cause to be paid, any Taxes due with respect to such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practices of Sellers and applicable Law. For such Tax Returns required to be filed by Purchasers, Sellers shall deliver to Purchasers copies of (i) all completed Tax Returns and (ii) all pro forma Tax Returns and other calculations and materials with respect to the Companies and the Companies’ Subsidiaries that are used for purposes of preparing the Tax Returns, in each case, at least twenty (20) days prior to the filing of the applicable Tax Return for Purchasers’ review and comment. Purchasers shall file such Tax Return no later than the due date (including any applicable extension) for filing such Tax Return.

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(b)          From and after the Closing Date, Purchasers shall prepare and file or cause to be filed when due all Tax Returns of the Companies and the Companies’ Subsidiaries for a Straddle Period. Sellers shall pay, or cause to be paid, any Taxes due with respect to such Tax Returns for a Pre-Closing Tax Period, and Purchasers shall pay, or cause to be paid, any Taxes due with respect to such Tax Returns for a Post-Closing Tax Period. All such Tax Returns shall be prepared in a manner consistent with past practices of Seller and applicable Law. Purchasers shall deliver to Sellers copies of (i) all completed Tax Returns and (ii) all pro forma Tax Returns and other calculations and materials with respect to the Companies that are used for purposes of preparing the Tax Returns, in each case, at least twenty (20) days prior to the filing of the applicable Tax Return, and permit Sellers to review and comment on each such Tax Return. All comments of the Sellers to such Tax Returns shall be received by Purchasers within ten (10) days after the delivery of such Tax Returns to Sellers, and Purchasers shall incorporate Sellers’ reasonable comments.

(c)          Except if required by applicable Law or by a Governmental Authority, Purchasers shall not, without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed: (i) file, amend, or request or permit the amendment of a Tax Return with respect to the Companies filed or required to be filed by Sellers or which could adversely affect the Tax Liability of Sellers (or any of Sellers’ Affiliates), (ii) make, modify or revoke any Tax election that would impact any Taxes of Sellers for any Pre-Closing Tax Period, (iii) apply to any Taxing Authority for any binding or non-binding opinion, ruling or other determination in relation to any act, matter or transaction covered by any such Tax Returns or to any act, matter or transaction occurring on or before the Closing Date with respect to the Companies or (iv) furnish to any Taxing Authority any information (in writing or otherwise) in relation to any such Tax Returns or to any act, matter or transaction occurring on or before the Closing Date with respect to the Companies. Notwithstanding anything in Section 6.1 to the contrary, Sellers shall have the right, at their sole expense, to amend any Tax Return for any Pre-Closing Tax Period, provided that (x) such amendment could not adversely affect the Tax Liability of Purchasers, the Companies or the Companies’ Subsidiaries for a Post-Closing Tax Period and (y) Sellers provide Purchasers at least thirty (30) days to review such amended Tax Returns. Purchasers shall cooperate in the filing of such amended Tax Returns as permitted by applicable Law.

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(d)          Unless required by applicable Law, the parties hereto agree that the taxable year of Sellers shall end as of the end of the day on the Closing Date and, if such treatment is not permitted in a taxing jurisdiction such that the Companies or Companies’ Subsidiaries are required to file a Tax Return for a Straddle Period, the parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on (and including) the Closing Date: (i) in the case of property Taxes, ad valorem Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the amount of such Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes (including income Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if Sellers filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books” methodology; provided, that for purposes of Section 6.1(b), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on (and including) the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

6.2          Transfer Taxes. Purchasers shall be responsible for and shall pay all local, foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the execution of this Agreement, together with any inflation adjustment, interest, additions or penalties with respect thereto and any inflation adjustment or interest with respect to such additions or penalties (“Transfer Taxes”). Purchasers shall, at their own cost, prepare and file, or cause to be prepared and filed, any Tax Returns or other documentation required to be filed in connection with such Transfer Taxes; provided, that Sellers shall join in the execution of any such Tax Returns or other documentation if required by applicable Law.

6.3          Contest Provisions.

(a)          Purchasers and Sellers shall promptly notify the other upon receipt of notice of any pending or threatened audits, assessments with respect to Taxes of the Companies or any of the Companies’ Subsidiaries or other claim for Taxes of the Companies or any of the Companies’ Subsidiaries made by any Governmental Authority (each, a “Tax Proceeding”) relating to a Tax period ending on or before the Closing Date or a Straddle Period. Any failure to notify the other party of any Tax Proceeding shall not relieve such other party of any liability with respect to such Tax Proceeding except to the extent such party was actually prejudiced as a result thereof.

(b)          Upon written notice and acknowledgment of their indemnification obligations to Purchasers within thirty (30) days of receiving notice of a Tax Proceeding, Sellers shall be entitled to control at their own cost and expense the defense of any such Tax Proceeding relating to a Tax period ending on or before the Closing Date. Purchasers shall provide assistance to Sellers as may be reasonably required in relation to such Tax Proceeding. Sellers shall be authorized to take such action with respect to the Companies with respect to such Tax Proceeding, including responding (in writing or otherwise) to any audit inquiry from any Taxing Authority, attending and conducting interviews, meetings, discussions and negotiations with any Taxing Authority, negotiating and concluding compromises, agreements and settlements with any Taxing Authority, lodging requests for ruling, opinions or determinations with any Taxing Authority or lodging or instituting objections, applications, appeals and other Actions with any Taxing Authority, tribunal or court; provided, however, that in controlling the conduct of such Tax Proceeding, Sellers shall: (i) keep Purchasers fully informed regarding the status and progress of such Tax Proceeding; (ii) provide to Purchasers drafts of any material correspondence to any Taxing Authority and consider in good faith any comments of Purchasers (or any of their advisors) on the correspondence; and (iii) not resolve, settle, compromise or abandon any Tax Proceeding without the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of the Purchasers. If Sellers do not exercise their option to control any such Tax Proceeding as provided in this Section 6.3(b), then Purchasers shall have the right to control the handling, disposition or settlement of any such issue; provided, however, that in controlling the conduct of such Tax Proceeding, Purchasers shall: (i) keep Sellers fully informed regarding the status and progress of such Tax Proceeding; (ii) provide to Sellers drafts of any material correspondence to any Taxing Authority and consider in good faith any comments of Sellers (or its advisors) on the correspondence, and (iii) not settle any Tax Proceeding for which Sellers or any of their Affiliates may be liable without the prior consent of Seller such consent not to be unreasonably withheld, delayed or conditioned.

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(c)          With respect to a Straddle Period, to the extent possible, each party shall control the conduct of Tax Proceedings, including any settlement or compromise thereof, of those Taxes for which it is liable. If any Tax item cannot be identified as being a Loss of only one party or cannot be separated from a Tax item for which the other party is liable, the party which has the greater potential Loss for those Tax items that cannot be so attributed or separated (or both) shall control the defense and settlement of the Tax Proceeding; provided, that, such party defends the items as reported on the relevant Tax Return; provided, however, that in controlling the conduct of such Tax Proceeding, the controlling party shall: (i) keep the other party fully informed regarding the status and progress of such Tax Proceeding; (ii) provide to the other party drafts of any material correspondence to any Taxing Authority and consider in good faith any comments of Sellers (or its advisors) on the correspondence; and (iii) not resolve, settle, compromise or abandon any Tax Proceeding without the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of the other party.

6.4          Purchasers’ Claiming, Receiving or Using of Refunds and Overpayments. If, following the Closing, any of the Purchasers or any of their Affiliates (a) receives or enjoys any refund, credit, rebate, reduction in Taxes or similar benefit or (b) utilizes the benefit of any overpayment or prepayment of Taxes, which, in either of the foregoing clauses (a) and (b), relate to a Tax paid by Sellers or any of their Affiliates on or prior to the Closing Date, Purchasers shall promptly pay or transfer, or cause to be paid or transferred, to Sellers (as they may specify) the entire amount of the refund, credit, rebate, reduction, payment or overpayment received, enjoyed or utilized by Purchasers or their Affiliates, except to the extent such Tax refund, credit, rebate or benefit were specifically reflected as an asset in the Net Working Capital Amount, as finally adjusted pursuant to Sections 2.5, in which case it shall be entirely retained by Purchasers. Purchasers agree to notify Sellers promptly of both the discovery of a right to claim any such refund, credit, rebate, reduction, payment or overpayment and the receipt of any such refund, credit, rebate, reduction, payment or utilization of any such overpayment. Purchasers shall cause each Tax Return filed by them and each of their Subsidiaries, as applicable, after the Closing Date that includes a Tax period (or portion thereof) ending on or before the Closing Date to claim the maximum amount of refunds to which such Subsidiary is entitled if it is more likely than not that such claim will be sustained by the relevant Taxing Authority and in any case provided that such claim does not cause excessive expense or undue burden on the Purchasers or their Affiliates. Purchasers agree to claim any such refund, credit, rebate, reduction, payment or to utilize any such overpayment as soon as practicable (if it is more likely than not that such claim will be sustained by the relevant Taxing Authority and in any case provided that such claim does not cause excessive expense or undue burden on the Purchasers or their Affiliates) and to furnish to Sellers all reasonable information, records and assistance necessary to verify the amount of the refund, credit, rebate, reduction, payment or overpayment. Upon Sellers’ written request, Purchasers shall permit Sellers to control at Sellers’ expense the prosecution of any such refund claim and shall cause the relevant entity to authorize by appropriate power of attorney such Persons as Sellers shall designate to represent such entity with respect to such refund claim; provided, however, that Purchasers, the Companies and the Companies’ Subsidiaries shall not be required to permit Sellers to initiate such refund claim if it can be reasonably expected that such refund claim would increase the Tax Liability of Purchasers, the Companies or the Companies’ Subsidiaries for a Post-Closing Tax Period.

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6.5          Assistance and Cooperation. Following the Closing Date, each of Purchasers and Sellers shall use reasonable best efforts to cooperate in preparing any Tax Returns with respect to the Companies and the Companies’ Subsidiaries and in preparing for any audits of, inquiries by, or disputes with any Taxing Authorities regarding, any applicable Tax Returns with respect to the Companies and the Companies’ Subsidiaries and payments in respect thereof, including (a) providing timely notice to the other of any pending or proposed audits or assessments with respect to Taxes for which such other party or any of its Affiliates may have a Liability under this Agreement, (b) furnishing the other with copies of all relevant correspondence received from any Taxing Authority (whether before, on, or after the Closing Date) in connection with any audit or information request with respect to any Taxes referred to in clause (a) of this Section 6.5 and (c) making available to the other party during normal business hours, all books and records, Tax Returns or portions thereof (together with related paperwork and documents relating to rulings or other determinations by Taxing Authorities), proof of payment of Taxes, documents, files, officers or employees (without substantial interruption of employment) or other relevant information necessary or useful for such purposes, in each case, whether or not in existence as of the Closing Date.

6.6          Maintenance of Books and Records.

(a)          Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed with respect to the Companies covering the periods up to and including the Closing Date, Purchasers shall, and shall cause their Affiliates to, retain or cause to be retained all books and records (including tax return and tax return work papers) of the Companies in existence on the Closing Date and, following the Closing Date, shall provide Sellers access to such books and records (including tax return and tax return work papers) and the equivalent books and records (including tax return and tax return work papers) prepared following the Closing Date for inspection and copying by Sellers and their Affiliates, or their agents upon reasonable request and upon reasonable notice. After the expiration of such period, no books and records of the Companies shall be destroyed by Purchasers without first advising Sellers in writing and giving Sellers a reasonable opportunity to obtain possession thereof, with any costs of transferring such books and records to be paid by Sellers.

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(b)          Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed with respect to the Companies covering the periods up to and including the Closing Date, Sellers shall, and shall cause their Affiliates to, retain or cause to be retained all books and records (including tax return and tax return work papers) of the Sellers and their Affiliates in existence on the Closing Date and, following the Closing Date, shall provide Purchasers access to such books and records (including tax return and tax return work papers) and the equivalent books and records (including tax return and tax return work papers) prepared following the Closing Date for inspection and copying by Purchasers and their Affiliates, or their agents upon reasonable request and upon reasonable notice. After the expiration of such period, no books and records of the Sellers and their Affiliates shall be destroyed by Sellers without first advising Purchasers in writing and giving Purchasers a reasonable opportunity to obtain possession thereof, with any costs of transferring such books and records to be paid by Purchasers.

6.7          Tax Indemnity.

(a)          Sellers agree to, jointly and severally, indemnify, save and hold the Purchasers Indemnified Parties harmless from and against any and all Losses incurred or suffered by a Purchasers Indemnified Party resulting from, arising out of or related to (i) any Taxes of the Companies or any of the Companies’ Subsidiaries with respect to any Pre-Closing Tax Period (including without limitation any Taxes of POC Austria GmbH arising out of or in connection with the Tax audits set forth on Schedule 3.9(b)), (ii) Taxes of Sellers for any Tax period, (iii) Taxes attributable to any breach or inaccuracy of any representation in Section 3.9, (iv) Taxes attributable to any failure to comply with any covenant or agreement of Sellers (including any obligation to cause the Companies or any of the Companies’ Subsidiaries to take, or refrain from taking, any action under this Agreement), (v) Taxes for which the Companies or any of the Companies’ Subsidiaries (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date and (vi) Taxes imposed on or payable by third parties with respect to which the Companies or any of the Companies’ Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; provided, however, that the Sellers shall have no liability under this Section 6.7 for any Taxes to the extent such Taxes were specifically reflected as a liability in the Net Working Capital Amount, as finally adjusted pursuant to Section 2.5.

(b)          The indemnity obligations in this Section 6.7 shall survive until the ninetieth (90th) calendar day after the expiration of the applicable statute of limitations (including any extensions thereof).

6.8          Adjustment to Purchase Price. Any payment by Purchasers or Sellers, as the case may be, pursuant to Section 6.4 or Section 6.7 will be treated, to the extent permitted by Law, as an adjustment to the Purchase Price.

6.9          Coordination with Article 7. The recourse of any Purchasers Indemnified Party for any and all Losses relating to or arising from Tax matters set forth in this Article 6, shall be controlled by this Article 6 rather than Article 7; provided, that Sections 7.5(a)(i), 7.5(a)(iv), 7.5(a)(v), 7.5(a)(vii), 7.5(a)(viii) and 7.6 shall apply in any event.

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Article 7

Indemnification

7.1          Survival. The representations and warranties contained in Article 3 and Article 4 of this Agreement shall survive the Closing and will continue in full force and effect for a period from the date hereof until the General Survival Date; provided, that, (i) the representations and warranties in Section 3.1 (Organization of Sellers; Authority), Section 3.2 (Organization of the Companies), Section 3.3 (Companies’ Interests), Section 3.4 (Companies’ Subsidiaries), Section 3.17 (Brokers), Section 4.1 (Authority), Section 4.2 (Organization) and Section 4.7 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing and will continue in full force and effect for a period from the date hereof until the Fundamental Survival Date, (ii) claims based upon fraud shall survive indefinitely and (iii) the representations and warranties in Section 3.9 (Tax Matters) shall survive for the period specified in Section 6.7 (the “Tax Representations Survival Date”) (the General Survival Date, the Fundamental Survival Date or the Tax Representations Survival Date, as applicable, each a “Survival Date”). The covenants and agreements of Purchasers and Sellers that are required to be performed by any such Person prior to the Closing shall survive the Closing and continue in full force and effect until the General Survival Date. Except with respect to Taxes, which shall be controlled by Section 6.7, the covenants and agreements of Purchasers and Sellers that are required to be performed by any such Person after the Closing shall survive the Closing in accordance with their respective terms and shall not expire.

7.2          Acknowledgment.

(a)          Purchasers acknowledge and agree, on behalf of themselves and each of their Affiliates, that (i) none of Purchasers or any of their Affiliates are affiliated with, related to, or have a fiduciary relationship with, Sellers or any of their Affiliates and (ii) Sellers have not made, and Sellers do not make and specifically negate and disclaim any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning or with respect to (except as set forth in this Agreement, in any certificate or instrument delivered hereunder and except in the case of fraud): (A) the nature, quality or condition (financial or otherwise) of the Companies, (B) the suitability of the Companies for any and all activities and uses that Purchasers may conduct therewith or thereon, (C) the compliance of or by the Business or the Companies or their respective operation with any past, existing or future Laws, (D) the manner, quality, state of repair or lack of repair of the assets of the Companies and (E) any other matter with respect to the physical condition of the assets of the Companies.

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(b)          In connection with Purchasers’ investigation of the Companies and the Transferred Interests, Purchasers and their representatives have received from Sellers (individually or through their representatives) certain projections, estimates and other forecasts and certain business plan information including a Confidential Information Memorandum, dated March 2015, and Management Presentations, dated May 2015 (collectively, “Projections”). Except for the representations and warranties in this Agreement, in any instrument or certificate delivered hereunder and except in the case of fraud, (i) Purchasers acknowledge that neither Sellers or any of their Affiliates, nor any of their respective representatives or direct or indirect equity holders or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any Projections, any written or oral information regarding the Companies, Transferred Interests, or the Business furnished or made available to Purchasers or their representatives or otherwise with respect to the Companies or their respective operations, business, financial condition, assets, liabilities or prospects, and neither Sellers or any of their Affiliates, nor any of their respective representatives or direct or indirect equity holders or any other Person shall have or be subject to any liability to Purchasers or any other Person resulting from the distribution to Purchasers or their representatives or Affiliates, or Purchasers’ or any of their representative’s or Affiliate’s use of, any such Projections, written or oral information, or any information, documents or material made available to Purchasers or their representatives and Affiliates in any form.

(c)          Each Seller acknowledges and agrees, on behalf of itself and each of its Affiliates, that none of the Sellers or any of their respective Affiliates are affiliated with, related to, or have a fiduciary relationship with, Purchasers or any of their Affiliates.

(d)          Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the parties hereto waive any claim for fraud and no acknowledgement or disclaimer or other provision set forth in this Agreement or otherwise shall be read as a waiver of any such claim by a Purchasers Indemnified Party or a Sellers Indemnified Party.

7.3          Indemnification by Sellers. Subject to the terms of this Article 7, from and after the Closing, Sellers shall, jointly and severally, indemnify the Purchaser and any of their Affiliates (including the Companies and Companies’ Subsidiaries) and their respective officers, directors, equity holders, managers, members, employees, successors and permitted assigns (collectively, the “Purchasers Indemnified Parties”) and defend and hold them harmless from and against any and all Losses incurred or suffered by a Purchasers Indemnified Party resulting from, arising out of or related to:

(a)          any breach or inaccuracy of any representation or warranty made by Sellers in this Agreement or in any document, schedule, instrument or certificate delivered pursuant to this Agreement (collectively, the “Transaction Documents”); provided, however, that no claim may be made or suit instituted seeking indemnification pursuant to this Section 7.3(a) unless a written notice as set forth in Section 7.7(a) or Section 7.8, as applicable, is provided to Sellers prior to the applicable Survival Date, if any,

(b)          any fraud on the part of Sellers,

(c)          any breach of any covenant or agreement of Sellers contained in this Agreement or any other Transaction Document, and

(d)          any Liabilities arising under applicable product liability Law, to the extent relating to any products sold by the Business, the Companies or their Subsidiaries prior to Closing for personal injury (including death), provided such injury occurs before the Closing Date.

7.4          Indemnification by Purchasers. Subject to the terms of this Article 7, from and after the Closing, Purchasers shall, jointly and severally, indemnify Sellers and their Affiliates and their respective officers, directors, equity holders, managers, members, employees, successors and permitted assigns (collectively, the “Sellers Indemnified Parties”) and defend and hold them harmless from and against any and all Losses incurred or suffered by a Sellers Indemnified Party resulting from, arising out of or related to:

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(a)          any breach or inaccuracy of any representation or warranty made by Purchasers in this Agreement or in any document, schedule, instrument or certificate delivered pursuant to this Agreement; provided, however, that no claim may be made or suit instituted seeking indemnification pursuant to this Section 7.4(a) unless a written notice as set forth in Section 7.7(a) or Section 7.8, as applicable, is provided to Purchasers prior to the applicable Survival Date, if any,

(b)          any fraud on the part of Purchasers,

(c)          any breach of any covenant or agreement of Purchasers contained in this Agreement or any other Transaction Document, and

(d)          any Transfer Taxes for which Purchasers is responsible pursuant to Section 6.2.

7.5          Limitations on Indemnification.

(a)          The indemnification provided for in Section 7.3 and Section 7.4 are subject to the following limitations:

(i)          subject to Section 7.5(a)(ii), Sellers shall not be liable to the Purchasers Indemnified Parties for any Losses with respect to the matters described in Sections 6.7, 7.3(a) or 7.3(d) (A) unless such Losses exceed an aggregate amount equal to $1,300,000 (the “Deductible Amount”), and then only for Losses in excess of the Deductible Amount and (B) in excess of $3,250,000 (the “Cap”) in the aggregate for Sellers; provided, however, that the foregoing limitations will not apply to (x) claims for indemnification pursuant to Section 7.3(a) in respect of breaches of, or inaccuracies in, the Fundamental Representations, or (y) claims based upon fraud;

(ii)         without limiting the generality of the foregoing, any Losses arising out of the same, similar or related facts and circumstances shall not be entitled to indemnification under Section 6.7, Section 7.3(a), Section 7.3(d) or Section 7.4(a) and shall not be indemnifiable or counted toward satisfaction of the Deductible Amount unless they exceed $100,000 in the aggregate at which point the Purchasers Indemnified Parties and Sellers Indemnified Parties, as applicable, shall be indemnified for all such Losses, subject, however, to the limitations set forth in Section 7.5(a)(i); provided, however, that the foregoing limitations will not apply to (x) claims for indemnification pursuant to Section 7.3(a) or Section 7.4(a) in respect of breaches of, or inaccuracies in, the Fundamental Representations, or (y) claims based upon fraud;

(iii)        subject to Section 7.5(a)(ii), Purchasers shall not be liable to the Sellers Indemnified Parties for any Losses with respect to the matters described in Section 7.4(a) (A) unless such Losses exceed an aggregate amount equal to the Deductible Amount and then only for Losses in excess of the Deductible Amount and (B) in excess of the Cap in the aggregate for Purchasers; provided, however, that the foregoing limitations will not apply to (x) claims for indemnification pursuant to Section 7.4(a) in respect of breaches of, or inaccuracies in, the Fundamental Representations or (y) claims based upon fraud;

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(iv)        neither Sellers nor Purchasers shall have any obligations under or liabilities in respect of Section 6.7, Section 7.3(a) or Section 7.4(a) from and after the applicable Survival Date (except with respect to the claims based on fraud which survive indefinitely); provided that any claim for indemnity made by a Purchasers Indemnified Party or Sellers Indemnified Party under Section 7.3(a) or Section 7.4(a), as the case may be, in accordance with the terms of this Article 7 and (ii) any claim for indemnity made by a Purchasers Indemnified Party under Section 6.7, as the case may be, in accordance with the terms of Section 6.7, prior to the expiration of the applicable Survival Date will survive beyond the applicable Survival Date until such claim is finally and conclusively resolved;

(v)         neither a Purchasers Indemnified Party, nor the Purchasers Indemnified Parties as a group or class, shall be entitled to recover from Sellers pursuant to this Article 7 more than once in respect of the same Losses suffered; and neither a Sellers Indemnified Party, nor the Sellers Indemnified Parties as a group or class, shall be entitled to recover from Purchasers pursuant to Section 6.7 or this Article 7 more than once in respect of the same Losses suffered;

(vi)        each Purchasers Indemnified Party and Sellers Indemnified Party shall use commercially reasonable efforts to mitigate any indemnifiable Loss, and in the event that either a Purchasers Indemnified Party or Sellers Indemnified Party fails to so mitigate an indemnifiable Loss, either Sellers or Purchasers (as the indemnifying Person) shall have no liability for any portion of such Loss that would have been avoided had the Purchasers Indemnified Party or Sellers Indemnified Party, as applicable, made such efforts. For the avoidance of doubt, nothing in this Section 7.5, shall be construed as imposing any obligation on an Indemnified Party with respect to the manner it may manage its Tax affairs or otherwise as interfering with the right of an Indemnified Party to arrange its Tax affairs in its sole and absolute discretion;

(vii)       notwithstanding anything to the contrary herein, neither the Purchasers, on the one hand, nor the Sellers, on the other hand, will be liable for Losses pursuant to Section 6.7 or this Article 7 in excess of the Purchase Price; and

(viii)      neither Sellers nor Purchasers shall be liable for Losses in respect of any Liability or Loss which is contingent unless and until such contingent Liability or Loss becomes an actual Liability or Loss and (if the relevant Liability is an obligation to pay) is due and payable;

(b)          Notwithstanding anything to the contrary herein, except (i) in the case of fraud, (ii) as provided in Article 6 (Tax Matters), or Section 8.10 (Equitable Remedies), and (iii) any claims that cannot be waived as a matter of Law, from and after the Closing, the rights and remedies of Purchasers and Sellers, and any Purchasers Indemnified Party and any Sellers Indemnified Party (each Purchasers Indemnified Party and Sellers Indemnified Party is referred to herein as (an “Indemnified Party”), under this Article 7 are exclusive and in lieu of any and all other rights and remedies which Purchasers or Sellers, or any Indemnified Party, may have under this Agreement or otherwise against each other with respect to this Agreement and with respect to the transactions contemplated hereby or thereby; and Purchasers and Sellers each expressly waives and releases and agrees to waive and release any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law solely with respect to the preceding matters.

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7.6          Adjustments to Losses

(c)          Notwithstanding anything to the contrary herein, no Purchasers Indemnified Party shall have any right to indemnification under this Article 7 with respect to any Losses to the extent such Losses were specifically included in, or reserved or accrued for, in the calculation of the Net Working Capital Amount as of the Closing Date (or any component thereof) (as finally agreed upon or determined pursuant to Section 2.5).

(d)          For all purposes of Section 6.7 or this Article 7, “Losses” shall be (i) net of any amounts paid to any Indemnified Party under any insurance policy or Contract in respect of such Losses after deduction for any reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) of pursuing any related insurance or other similar claims, and any related increases in insurance premiums or other chargebacks and (ii) net of any Tax benefits realized by the Indemnified Party with respect to such Losses or the indemnification of such Losses by the Sellers, and (iii) increased by any Tax cost incurred by any Indemnified Party with respect to such Losses or the indemnification of such Losses by the Sellers.

7.7          Third-Party Claim Indemnification Procedures.

(e)          In the event that any written claim or demand for which an indemnifying party hereunder (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder, other than those relating to Taxes (which are the subject of Article 6), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party of such Third-Party Claim, describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Party (a “Claim Notice”); provided that the failure to timely give, or defect in the information contained in, a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including court papers) received by the Indemnified Party from such third party relating to the Third-Party Claim.

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(f)           In the event that the Indemnifying Party notifies the Indemnified Party that it elects to defend the Indemnified Party against a Third-Party Claim (subject to the limitations below), the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense with the counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice that they or it will defend the Third-Party Claim to the Indemnified Party within twenty (20) days after the Indemnified Party has given notice of the Third-Party Claim under Section 7.7(a) stating that the Indemnifying Party will indemnify, defend and hold harmless the Indemnified Party from and against Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, subject to the limitations of this Article 7, (ii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third-Party Claim, (iv) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Action and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently in good faith. Once the Indemnifying Party has made such election and the conditions in the preceding sentence have been met, the Indemnified Party shall have the right to participate in (but not control) any such defense and to employ separate counsel of its choosing at such Indemnified Party’s expense unless the Indemnifying Party is not conducting the defense of such Third Party Claim actively and diligently in good faith; provided, that the Indemnifying Party will pay the fees and expenses of separate counsel retained by the Indemnified Party that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third-Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third-Party Claim unless such settlement or judgment (i) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, (ii) involves no finding or admission of a violation of Law or the rights of any Person by the Indemnified Party and no effect on any other claims that may be made against the Indemnified Party, (iii) obligates the Indemnifying Party to pay the full amount of Losses, subject to the limitations of this Article 7, in connection with such Third-Party Claim and provides for the payment of such Losses as sole relief of the claimant and (iv) releases the Indemnified Party in connection with such Third-Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party will not be bound by any admission of Liability with respect to, or settlement, compromise or discharge of, such Third-Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third-Party Claim pursuant to this Section 7.7(b), the Indemnifying Party will advance the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), subject to the limitation of this Article 7.

(g)          The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access, subject to reasonable privilege or confidentiality concerns, to each other’s relevant books and records, and employees. Such cooperation shall include the retention and (upon the Indemnifying Party’s request but subject to reasonable privilege or confidentiality concerns) the provision to the Indemnifying Party of books and records and information that are reasonably relevant to such Third-Party Claim, and making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder at the cost of the Indemnifying Party. The Indemnified Party and the Indemnifying Party shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges at the cost of the Indemnifying Party.

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(h)          This Section 7.7 shall not apply with respect to any Tax matter and the provisions of Section 6.3 shall apply to any Tax matter instead.

7.8          Direct Claim Indemnification Procedures. Each Indemnified Party shall assert any claim on account of any Losses which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Party written notice thereof reasonably promptly following discovery of such Loss. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, to the extent known, including a description if the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Party; provided that the failure to timely give, or defect in the information contained in, such notice shall not affect the rights of an Indemnified Party hereunder except to the extent such failure has a material or prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Direct Claim or to the extent the indemnification obligations are materially increased as a result of such failure.

7.9          Characterization of Indemnity Payments. Sellers and Purchasers agree that any indemnification payments made pursuant to this Article 7 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

Article 8

Miscellaneous

8.1          Costs and Attorneys’ Fees. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses, whether or not the Interests Purchase is consummated.

8.2          Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier (such as DHL or FedEx), two Business Days after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 8.2, when transmitted and receipt is confirmed; and (iv) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

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If to Purchasers:

Dainese S.p.A.

Via dell’Artigianato 35

26060 – Molvena (Vicenza)

Italy

Attention: Bernardo Petroni

Fax Number: +39 0424 410700

Dainese USA, Inc.

1001 Brioso Drive

92627 Costa Mesa, California

Fax Number: +39 0424 410700

with a copy to (which shall not constitute notice):

Investcorp House,

48 Grosvenor Street, W1K 3HW

London (UK)

Attention: Hazem Ben-Gacem

Studio Legale Gattai, Minoli, Agostinelli & Partners

Via Manzoni 30

20121 – Milan (Italy)

Attention: Bruno Gattai; Gerardo Gabrielli

Fax Number: +39 02 30323242

If to Sellers:

Black Diamond, Inc.

2084 East 3900 South

Salt Lake City, Utah 84124

Attention: Aaron J. Kuehne

Fax Number:    (801) 278-5544

with a copy to (which shall not constitute notice):

Kane Kessler, P.C.

1350 Avenue of the Americas

26th Floor

New York, New York 10019

Attention:       Robert L. Lawrence, Esq.

Fax Number: (212) 245-3009

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8.3          Public Announcements. Unless otherwise required by applicable Law or applicable stock exchange rules and regulations, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement or any of the terms of this agreement, including the Purchase Price, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other parties to this Agreement. If a public statement is required to be made pursuant to applicable Law or applicable stock exchange rules and regulations, the parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

8.4          Interpretation; Rules of Construction. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles or Sections in this Agreement, unless otherwise indicated, are references to Articles or Sections of this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) all references contained in this Agreement or in any Exhibit or Schedule referred to herein to dollars or “$” shall mean United States Dollars; (v) the word “or” shall be disjunctive but not exclusive; (vi) any accounting terms shall be given their definition under GAAP (unless otherwise specified) and (vii) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified.

8.5          Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable and to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

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8.6          Entire Agreement. This Agreement (including the Sellers Disclosure Schedule, the Exhibits and the Schedules to this Agreement), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

8.7          Assignment; Assumption of Obligations by Successors.

(a)          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided that Purchasers may, without the consent of the Sellers, assign their respective rights and obligations under this Agreement to (i) any of their Affiliates or (ii) any other Person in connection with any sale or transfer of equity securities of, or any merger, consolidation, change of control or other business combination involving Purchasers, the Companies or any of their Subsidiaries; provided, further, that assigning party shall remain jointly and severally liable for any such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

(b)          In the event any of the Purchasers or, subject to Section 8.7(a), any of is successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties, assets or stock to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Purchasers (or their successors and assigns) assume all of the obligations set forth in this Agreement which survive the Closing and the relevant Purchaser is not relieved of such obligations.

8.8          No Third-Party Beneficiaries. Except as provided in Section 5.3, this Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.9          Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the parties to this Agreement. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.9.

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8.10        Equitable Remedies. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 8.10 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

8.11        Governing Law; Consent to Jurisdiction. This Agreement and all claims arising out of or relating to it shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any New York State court in New York County, or Federal court of the United States of America, sitting within New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

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8.12        Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13        Exclusivity of Representations and Warranties; Disclaimers.

(a)          It is the explicit intent and understanding of each of the parties to this Agreement that no party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement (as qualified by the Sellers Disclosure Schedule), and none of the parties to this Agreement is relying on any statement, representation or warranty, oral or written, express or implied, made by another party to this Agreement or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement.

(b)          Without limiting the generality of the foregoing, Sellers make no representation or warranty with respect to (i) any information, documents or materials made available to Purchasers in the “data room,” management presentations or in any other form in anticipation of the transactions contemplated by this Agreement or (ii) any financial projections, estimates or forecasts relating to the Company or any Company Subsidiary. With respect to any such projections, estimates or forecasts delivered or made available by or on behalf of Sellers, Purchasers acknowledge that (1) there are uncertainties inherent in attempting to make projections, estimates or forecasts, (2) they are familiar with such uncertainties, (3) they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such projections, estimates and forecasts so furnished to it (including the reasonableness of the assumptions underlying such projections, estimates or forecasts) and (4) they shall make no claim against Sellers, their Affiliates or any other Person with respect thereto.

8.14        Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first above written.

BLACK DIAMOND, INC.

By:	/s/ Aaron J. Kuehne
	Name:	Aaron J. Kuehne
	Title:	Chief Financial Officer, Secretary and Treasurer

Ember Scandinavia AB

By:	/s/ Aaron J. Kuehne
	Name:	Aaron J. Kuehne
	Title:	President and Chief Financial Officer

Dainese S.p.A.

By:	/s/ Hazem Ben-Gacem
	Name:	Gilbert Benjamin Kamieniecky
	Title:	Director and Legal Representative

Dainese USA, INC.

By:	/s/ Federico Minoli
	Name:	Federico Minoli
	Title:	Chairman, President and Treasurer